UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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EVERTEC, INC.

(Name of Registrant as Specified In Its Charter)

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EVERTEC, INC.

Road 176, Km. 1.3

San Juan, Puerto Rico 00926

April 10, 2014

Dear Stockholders:

On behalf of the Board of Directors (the “Board”) of EVERTEC, Inc. (the “Company”), we are pleased to invite you to attend the Company’s 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Condado Vanderbilt Hotel—Luchetti Room, San Juan, Puerto Rico, on Tuesday, May 20, 2014 at 9:00 a.m., local time.

The accompanying notice of the meeting and proxy statement describe the matters to be acted upon at the Annual Meeting.

Your vote is very important to us. Whether or not you expect to attend the Annual Meeting in person, please submit your proxy or voting instructions over the telephone, the Internet or by mail as soon as possible to ensure that your shares are represented at the Annual Meeting and your vote is properly recorded.

We look forward to seeing you at the Annual Meeting and appreciate your continued support.

Sincerely,

Frank G. D’Angelo	Peter Harrington
Chairman of the Board of Directors	President and Chief Executive Officer

EVERTEC, INC.

Road 176, Km. 1.3

San Juan, Puerto Rico 00926

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	Tuesday, May 20, 2014, at 9:00 a.m. local time

PLACE	Condado Vanderbilt Hotel—Luchetti Room 1055 Ashford Avenue San Juan, Puerto Rico 00907

ITEMS OF BUSINESS

1.      To elect the six directors named in the Proxy Statement for the coming year.

2.      To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014.

3.      To transact such other business as may be properly brought before the Annual Meeting or any adjournments or postponements thereof.

RECORD DATE	Owners of record at the close of business on March 31, 2014 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting or at any adjournments or postponements thereof.

Your vote is important to us. Please exercise your stockholder right to vote.

Important Notice Regarding the Availability of Proxy Materials

for the 2014 Annual Meeting of Stockholders to be Held on May 20, 2014:

The Company’s Proxy Statement and Annual Report are available at:

https://materials.proxyvote.com/30040P

and

www.evertecinc.com

By Order of the Board of Directors,

Arturo Díaz-Abramo

Secretary

April 10, 2014

i

ii

EVERTEC, INC.

Road 176, Km. 1.3

San Juan, Puerto Rico 00926

PROXY STATEMENT FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

General

The enclosed proxy, which was first mailed to stockholders on or about April 10, 2014, is solicited on behalf of the Board of Directors (the “Board” or “Board of Directors”) of EVERTEC, Inc., a Commonwealth of Puerto Rico corporation (“we,” “us,” “our,” “EVERTEC” and the “Company”), for use at the 2014 Annual Meeting of Stockholders to be held on May 20, 2014 (the “Annual Meeting”), and any adjournments or postponements thereof. The Annual Meeting will be held at 9:00 a.m., local time, at the Condado Vanderbilt Hotel—Luchetti Room, located at 1055 Ashford Avenue, San Juan, Puerto Rico 00907.

Record Date and Shares Outstanding

The close of business on March 31, 2014 has been fixed as the record date (the “Record Date”) for determining the stockholders of record entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote 78,381,126 shares of our common stock, $0.01 par value per share (the “Common Stock”).

Quorum

In order for the Company to conduct the Annual Meeting, the holders of a majority of the outstanding shares of Common Stock eligible to vote at the meeting must be represented in person or by proxy at the Annual Meeting. This is referred to as a quorum. Votes cast in person or by proxy at the Annual Meeting will be received and tabulated by a representative of The Carideo Group, the Inspector of Elections appointed for the meeting. The Inspector of Elections will determine whether or not a quorum is present. Abstentions and broker non-votes will be counted for purposes of establishing a quorum. A “broker non-vote” occurs when a brokerage firm returns a signed proxy card but does not vote shares on a particular proposal because the proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares. For further discussion of broker non-votes, see “—Abstentions and Broker Non-Votes.”

Voting of Proxies

If any stockholder is unable to attend the Annual Meeting, such stockholder may vote by proxy. Shares of Common Stock represented by properly executed proxies, duly returned and not revoked, will be voted in accordance with the instructions contained therein. Except as discussed below with regard to shares held in “street name” by a bank or broker, if no instruction is indicated on the proxy, the shares of Common Stock represented thereby will be voted: (i) FOR the director nominees for election of directors of the Company listed herein (Proposal 1); (ii) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2014 (Proposal 2); and (iii) at the discretion of the person or persons voting the proxy, with respect to any other matter that may properly be brought before the Annual Meeting. The execution of a proxy will in no way affect a stockholder’s right to attend the Annual Meeting and vote in person.

For the ratification of the appointment of PricewaterhouseCoopers LLP, New York Stock Exchange (“NYSE”) rules provide that brokers that have not received voting instructions ten (10) days before the Annual Meeting may vote their customers’ shares in the brokers’ discretion. This is known as broker-discretionary voting. The election of directors is a “non-discretionary” matter, which means that brokerage firms may not use their discretion to vote on the directors without express voting instructions from their customers.

Voting of Shares

Each share of Common Stock entitles the holder thereof to one vote upon any proposal submitted for a vote at the Annual Meeting. All shares entitled to vote and represented in person or by valid proxies received by telephone, Internet or mail will be voted at the Annual Meeting in accordance with the instructions indicated in those proxies.

Required Votes

Election of Directors. With regard to the election of directors (Proposal 1), votes may be cast for or votes may be withheld from each nominee. In order to elect directors, a majority of the votes is not required; instead, the nominees will be elected by a plurality of the votes cast, which means that the nominees receiving the most votes will be elected. Therefore, votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may not be specified with respect to the election of directors and, under applicable Puerto Rico law, broker non-votes will not be counted and will have no effect on the outcome of the election of directors. The Company’s stockholders do not have cumulative voting rights.

All Other Proposals. We are asking stockholders to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal 2) as a matter of good corporate practice, although we are not legally required to do so. If our stockholders do not ratify the appointment, our Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP, but still may retain them. Even if the appointment is ratified, our Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Abstentions and Broker Non-Votes

Under certain circumstances, banks, brokers or other nominees are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the bank, broker or other nominee (a “broker non-vote”). In these cases, and in cases where the stockholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to those matters. Whether a bank, broker or other nominee has authority to vote its shares on uninstructed matters is determined by the NYSE rules. We expect that banks, brokers and other nominees will be able to exercise discretionary authority to vote on Proposal 2, but will not have discretion to vote on Proposal 1. As such, if you do not provide voting instructions to your bank, broker or other nominee, your bank, broker or other nominee may only vote your shares on Proposal 2. Abstentions and broker non-votes will have no effect on the outcome of any of the Proposals to be voted on at the Annual Meeting.

How You Can Vote

If you hold shares in your own name, you may vote by proxy or in person at the Annual Meeting. If you wish to vote your shares in person at our Annual Meeting, you may either bring your proxy card or Notice of Internet

Availability to the meeting or request a ballot at the meeting. To vote by proxy, you may select one of the following options:

Vote By Internet

You can vote your shares on the Internet until 11:59 p.m. (AST) on May 19, 2014. The website for Internet voting is shown on your proxy card or Notice of Internet Availability, as applicable. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been properly recorded. If you vote on the Internet, you do NOT need to return your proxy card if you received one. You can also vote your shares on the Internet by scanning the QR code shown on your proxy card or Notice of Internet Availability, as applicable, with your mobile device.

Vote By Telephone

You can vote your shares by telephone until 11:59 p.m. (AST) on May 19, 2014, by calling the toll-free telephone number (at no cost to you) shown on your proxy card or Notice of Internet Availability, as applicable. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the stockholders by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card if you received one.

Vote By Mail

If you received your proxy materials by mail, simply mark your proxy card, date and sign it, and return it using the postage-paid envelope provided.

If your shares of Common Stock are held in the name of a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting.

Revocation of Proxies

If a proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, it will be voted as specified in the proxy, unless it is properly revoked prior thereto. If you hold shares of Common Stock in your own name and vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. You may do this by: (1) signing another proxy card with a later date or a notice of revocation and returning it to us prior to the Annual Meeting (please deliver to the Secretary of the Company, located at Road 176, Km. 1.3, San Juan, Puerto Rico 00926); (2) voting again by telephone or on the Internet before 11:59 p.m. (AST) on May 19, 2014; or (3) attending the Annual Meeting in person and casting a ballot.

If your shares of Common Stock are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

Voting Results

The preliminary voting results will be announced at the Annual Meeting and published within four business days after they are known in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”).

Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as amended (the “Annual Report”), and any additional solicitation materials furnished to the stockholders. The original solicitation of proxies may be supplemented by a solicitation by mail, in person, by telephone, or by other electronic means by a proxy solicitor contracted by the Company, whose fees will be paid for by the Company, and directors, officers or employees of the Company, who will not receive any additional compensation for such services.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” provides extra convenience for stockholders and cost savings for us. The Company and some brokers household proxy materials, delivering a single Notice of Internet Availability of Proxy Materials or Proxy Statement and Annual Report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold Common Stock directly. Requests in writing should be addressed to: EVERTEC, Inc., Road 176, Km. 1.3, San Juan, Puerto Rico 00926, Attention: Secretary. Requests may also be made by calling the Secretary at (787) 759-9999 ext. 4807.

Financial Information

Detailed financial information for the Company and its subsidiaries for the fiscal year ended December 31, 2013 is included in the Annual Report that is being provided to the Company’s stockholders together with this Proxy Statement. The Annual Report and this Proxy Statement are also available at https://materials.proxyvote.com/30040P and www.evertecinc.com.

PROPOSAL 1: ELECTION OF DIRECTORS

Overview

The Board currently consists of seven directors, four of whom are independent. Mr. Ross, one of our current Board members, has indicated that he will not be standing for re-election, and as such, the Board will consist of six members following the Annual Meeting, should they be so elected by a plurality of the vote. The Company’s Amended and Restated Certificate of Incorporation (the “Charter”), Amended and Restated By-Laws (the “By-Laws”) and the Stockholder Agreement, as amended, by and among AP Carib Holdings, Ltd. (“Apollo”), Popular, Inc. (“Popular”) and the other stockholders party thereto (the “Stockholder Agreement”) set the number of Board members at nine. The Company intends to fill the three vacancies on the Board as promptly as practicable in accordance with its Charter, By-Laws and the Stockholder Agreement. As of the date of this Proxy Statement, our Nominating and Corporate Governance Committee has not found individuals with the qualifications and characteristics suitable to fill such vacancies; however, the Nominating and Corporate Governance Committee has retained a professional search firm to assist it in identifying qualified director candidates. Although fewer nominees are named than the number fixed by the Charter, By-Laws and Stockholder Agreement, proxies cannot be voted for a greater number of persons than the number of nominees named.

Director Qualifications. In making its recommendations of nominees to the Board, the Nominating and Corporate Governance Committee identifies candidates who meet the current challenges and needs of the Board. In determining whether it is appropriate to add or remove individuals, the Nominating and Corporate Governance Committee considers issues of judgment, diversity, age, skills, background and experience. In making such decisions, the Nominating and Corporate Governance Committee considers, among other things, an individual’s business experience, industry experience and financial background. The Nominating and Corporate Governance Committee also considers the independence, financial literacy and financial expertise standards required by our committees’ charters and applicable laws, rules and regulations, and the ability of the candidate to devote the time and attention necessary to serve as a director and a committee member. While the Company does not have a formal diversity policy with respect to director nominations, it considers diversity, which it defines broadly to include an appropriate combination of business acumen, educational experience, work experience and the other items noted above, as well as traditional diversity concepts such as race and nationality, as two of a number of factors it considers to identify qualified nominees for directors.

Identifying and Evaluating Nominees for Director. In the event that vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Board through management, current directors, professional search firms engaged by us, stockholders or other persons. Candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. We are currently conducting a search to fill the vacancies on the Board and have recently engaged a professional search firm to assist us in identifying a director candidate with expertise in Latin America.

Stockholder Nominees. Candidates for director recommended by stockholders will be considered by the Nominating and Corporate Governance Committee. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2015 annual meeting of the Company’s stockholders, he or she must use the procedures as set forth in the Company’s By-Laws, see also “Corporate Governance—Procedures for Stockholder Communications with the Board.” The nomination should generally include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for membership on our Board, information regarding any relationships between the candidate and us within the last three years, including stockholdings in us, and a written indication by the candidate of his or her willingness to serve, and should be sent to the Nominating and Corporate Governance Committee in care of the Secretary at: Road 176, Km. 1.3, San Juan, Puerto Rico 00926. If a stockholder wishes simply to propose a candidate for consideration as a nominee for any of the Board’s committees, the stockholder should submit any pertinent information regarding the candidate to the corresponding committee in care of the Company’s Secretary by mail to this same address.

The Nominating and Corporate Governance Committee and the Board of Directors will evaluate recommendations for director nominees submitted by directors, management, professional search firms or qualifying stockholders in the same manner, using the criteria stated above. All director nominees will submit a completed form of directors’ and officers’ questionnaire, as well as a completed form of independence and financial literacy/expertise questionnaire (if applicable) as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE COMPANY’S DIRECTOR NOMINEES LISTED BELOW.

Information About Director Nominees

Each of the individuals identified below has been nominated to stand for election for a term that expires at the 2015 annual meeting of the Company’s stockholders. Each of these individuals has consented to be named as a nominee in this Proxy Statement and to serve as a director until the expiration of his or her respective term and until such nominee’s successor has been duly elected or qualified or until the earlier resignation or removal of such nominee. The following table sets forth the nominees, their ages, their principal positions and the year in which each became a director. Each of the nominees was recommended for selection by the Nominating and Corporate Governance Committee. Each of the nominees is currently serving on our Board. There are no family relationships between any director, executive officer or director nominee. As described in more detail in the “Certain Relationships and Related Transactions” section of this Proxy Statement, as of the Record Date, Popular has nominated Mr. Rivera and Mrs. Loubriel as members of our Board pursuant to the terms of our Stockholder Agreement.

Should any one or more of the nominees named in this Proxy Statement become unable to serve for any reason, the Board may designate substitute nominees, unless the Board by resolution provides for a lesser number of directors. In this event, the proxy holders will vote for the election of such substitute nominee or nominees.

Name	Age	Director Since	Independent	Committees	Title
Frank G. D’Angelo	68	2013	YES	Audit Committee	Chairman of the Board and Director

Peter Harrington	54	2013			President, Chief Executive Officer and Director

Jorge Junquera	65	2012			Director

Teresita Loubriel	61	2013	YES	Nominating and Corporate Governance Committee, Chairwoman Audit Committee, Financial Expert Compensation Committee	Director

Néstor O. Rivera	67	2012			Director

Alan H. Schumacher	67	2013	YES	Audit Committee, Chairman and Financial Expert Compensation Committee Nominating and Corporate Governance Committee	Director

Frank G. D’Angelo has been Chairman of the Board since February 2014, and a member of our Board since September 2013. He recently served as President of Monitise Americas, a provider of mobile banking, payments and commerce networks, from 2012 to 2013. Formerly, Mr. D’Angelo was Executive Vice President of the Payment Solutions Group at Fidelity National Information Services from 2009 to 2011, and Senior Executive Vice President of the Payment Solutions Group at Metavante Technologies until the company’s merger with Fidelity National Information Services in 2009. Mr. D’Angelo’s career also includes 20 years of experience with Diebold, where he held several executive management positions, including Chief Executive Officer (“CEO”) of Diebold Mexico. He has 35 years of experience in the financial services industry, as well as in operations and management, and also provides great value to our Board as a result of his extensive experience as a board member of other companies such as Contact Solutions Incorporated, a company specialized in call center and interactive voice response process improvement applications and outsourcing; Atherio Incorporated, a professional service consulting company; and Walsh University.

Peter Harrington has been our President and CEO since April 2012, and the President and CEO of EVERTEC Group, LLC (“EVERTEC Group”) since February 2012. He has also been a member of our Board since August 2013. Before joining EVERTEC, Mr. Harrington served as President of the Latin America and Canadian operations for First Data Corporation (“First Data”), a merchant-acquiring and payment-processing company, from 2002 to 2008, and as President of PaySys International, a wholly owned subsidiary of First Data. Before joining First Data in 1998 as the Director of European Operations, he was a Managing Director responsible for the card processing business of EDS Africa, a subsidiary of Electronic Data Systems. Mr. Harrington also managed lending and credit card operations at The Massachusetts Company (a subsidiary of Travelers Insurance Company) and Fleet National Bank. In 2009, Mr. Harrington founded a consulting business focused on the payments industry, serving major international payment companies and leading private equity firms operating in Canada and Latin America. As a result of these experiences, Mr. Harrington thoroughly understands the Company’s main market and has developed management and oversight skills that allow him to make significant contributions to the Board.

Jorge Junquera has been a member of our Board since April 2012, and a member of EVERTEC Group’s Board since the consummation of the Merger, see “Certain Relationships and Related Transactions—Related-Party Transactions in Connection with the Closing of the Merger—Merger Agreement.” Mr. Junquera has been Vice Chairman of the Board of Directors of Popular since 2013, and a director of Banco Popular de Puerto Rico (“Banco Popular”) and Banco Popular North America since 2001. He was Chief Financial Officer (“CFO”) of Popular and Banco Popular and Supervisor of the Financial Management Group of Popular from 1996 to 2013. Formerly, Mr. Junquera was President of Banco Popular North America from 1999 to 2002. He has been a director of Centro Financiero BHD in the Dominican Republic since 2001, of Popular North America since 1996, and of other indirect wholly owned subsidiaries of Popular, and currently serves on the board of directors of various Puerto Rico open-end investment companies, including the Popular Total Return Fund, Popular High Grade Fixed Income Fund, Popular Income Plus Fund, Popular Core Equity Fund and Popular Money Market Fund. Mr. Junquera’s significant experience managing financial institutions and serving on various boards of directors provides him with unique expertise and valuable perspective to assist the Board.

Teresita Loubriel has been a member of our Board since June 2013. She held various positions at Popular and Banco Popular, from 1978 until her retirement in 2008, including Assistant Controller in charge of taxes, Corporate Controller, General Auditor, Head of Quality Office, Head of the Year 2000 Office, Human Resources Director, Executive Vice President and Executive Officer in charge of Human Resources, Strategic Planning and Corporate Communications. Before joining Popular, Mrs. Loubriel served in a number of roles, including senior auditor in the audit practice of Price Waterhouse and Co. from 1974 to 1978. Mrs. Loubriel is the President of the Board of Directors of Hogar del Niño and was on the Board of Trustees of Universidad del Sagrado Corazón from 2006 to 2013. She is presently a member of the Puerto Rico Society of Certified Public Accountants as a retired CPA. Mrs. Loubriel’s extensive knowledge of finance and accounting allows her to make significant contributions to the Board. She also provides thoughtful insight regarding the communication needs of the Company.

Néstor O. Rivera has been a member of our Board since April 2012, and a member of the EVERTEC Group Board since the consummation of the Merger, see “Certain Relationships and Related Transactions—Related-Party Transactions in Connection with the Closing of the Merger—Merger Agreement.” He has been Executive Vice President in charge of the Retail Banking and Operations Group at Banco Popular since April 2004. Before assuming that position, Mr. Rivera was Senior Vice President in charge of the Retail Banking Division at Banco Popular from 1988 to 2004. He has significant experience managing financial institutions. His experience in sales, marketing and operations has provided him with the knowledge and experience to contribute to the development of the Company’s business strategy, which will help the Board in many important areas.

Alan H. Schumacher has been a member of our Board since April 2013. He is currently a director of Bluelinx Holdings, Inc., Noranda Aluminum Holding Corporation, Bluebird Bus Holding, Inc. and Quality Distribution, Inc. Mr. Schumacher was a director of Anchor Glass Container, Inc. from 2002 to 2006, and of Equable Ascent Financial, LLC from 2009 to 2012. He was a member of the Federal Accounting Standards Advisory Board from 2002 to 2012. He has 23 years of experience working in various positions at American National Can Corporation and American National Can Group, where he was Executive Vice President and CFO from 1997 until his retirement in 2000, and Vice President, Controller and CFO from 1988 through 1996. As a former CFO and member of the Federal Accounting Standards Advisory Board, Mr. Schumacher brings to our Board substantial expertise in accounting, and the review and preparation of financial statements and internal controls, which he draws upon as our Audit Committee Chairman, while his vast experience in management at various entities has allowed him to make valuable contributions to the Board in its oversight functions.

CORPORATE GOVERNANCE

The Company’s business affairs are conducted under the direction of the Board of Directors in accordance with the Puerto Rico General Corporation Law of 2009, as amended, the Company’s Charter and By-Laws. Members of the Board of Directors are informed of the Company’s business through discussions with management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees. Certain corporate governance practices that the Company follows are summarized below.

Board Composit ion

Our Board is currently comprised of seven directors, with two vacancies. Messrs. Junquera and Rivera and Mrs. Loubriel were originally nominated to the Board by Popular under its director nominee rights granted by the Stockholder Agreement. Messrs. D’Angelo, Schumacher and Ross were originally nominated to the Board by Apollo under its director nominee rights granted by the Stockholder Agreement. Mr. Ross has announced that he will not stand for reelection at our Annual Meeting. Accordingly, our Board will consist of six directors after our Annual Meeting. The Company intends to fill the three vacancies on the Board as promptly as practicable in accordance with the Company’s Charter, By-Laws and the Stockholder Agreement, but has not yet found individuals with the qualifications and characteristics suitable for nomination.

In accordance with the Stockholder Agreement, if there are any vacancies on our Board as a result of the aggregate number of our directors that Apollo had and Popular has the right to nominate pursuant to the Stockholder Agreement being less than eight, then a committee consisting of our entire Board (other than any directors who are to be replaced because Popular has lost the right to nominate such director) has the right to nominate the individuals to fill such vacancies, which nominees must be reasonably acceptable to Popular for so long as it owns, together with its affiliates, at least 5% of our outstanding Common Stock.

The Company will avail itself of the “controlled company” transition period under the NYSE rules following the Annual Meeting. The Board will take all action necessary to comply with the NYSE rules, including appointing a majority of independent directors to the Board by September 18, 2014.

As of the Record Date, the Board was in compliance with the NYSE rules with respect to maintaining the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee comprised entirely of independent directors. The Board has determined that each of Mr. D’Angelo, Mr. Schumacher, Mr. Ross and Mrs. Loubriel is an independent director.

As described in more detail in the “Certain Relationships and Related Transactions” section of this Proxy Statement, as of the Record Date, Popular has nominated Mr. Rivera and Mrs. Loubriel as members of Board pursuant to its director nominee rights granted by the Stockholder Agreement. Popular, therefore, has the power to significantly influence the election of directors at our annual meetings. Except for certain exceptions described in the Stockholder Agreement and subject to applicable law, a director only may be removed by, and serve at the discretion of, our Board.

Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership and the right Board leadership structure may vary as circumstances warrant.

Based on its most recent review of the Company’s leadership structure, the Board continues to believe that its current leadership structure is optimal for the Company because it provides the Company with strong and consistent leadership. In considering its leadership structure, the Board has taken a number of factors into account. A number of Board and committee processes and procedures, including regular executive sessions of non-management directors and a regular review of the Company’s and our executive officers’ performance, provide substantial independent oversight of our management’s performance. The Board has the ability to change its structure, subject to any limitations under the Stockholder Agreement, should that be deemed appropriate and in the best interests of the Company and its stockholders.

The Board has determined that the appropriate leadership structure for the Board at this time is for Mr. D’Angelo to serve as Chairman of the Board. As Chairman, Mr. D’Angelo presides at all meetings of the stockholders and the Board, including executive sessions of the independent directors; approves information sent to the Board; approves meeting agendas for the Board; approves meeting schedules to assure that there is sufficient time for discussion of all agenda items; has the authority to call meetings of the independent directors; if requested by major stockholders, ensures that he is available for consultation and direct communication; and performs such other duties, and exercises such powers, as from time to time shall be prescribed by the Board.

The Board believes that a board with a majority of independent directors that meets regularly in executive session, with an independent chairperson for the Board’s committees provides an optimal leadership structure for the Company and the Board. Although, following the Annual Meeting, our Board will not be comprised of a majority of independent directors, we are in the process of searching for independent director candidates to ensure a majority of independent directors are in place by September 18, 2014. Vacancies on the Board must filled in accordance with the terms of the Stockholder Agreement. Popular continues to have the right to nominate two members of our Board.

The Company’s current policy is to maintain the offices of Chairman of the Board and CEO separate. The Board believes that this issue is part of the succession planning process. The Board will periodically make a determination as to the appropriateness of this policy in connection with the recruitment and succession of the Chairman of the Board and/or the CEO. Furthermore, our independent directors believe that Mr. Harrington’s in-depth knowledge of the Company’s industry and businesses make him the best-qualified director to serve as management director.

The Board has three standing committees, the Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee. Each of the Compensation Committee, Nominating and Corporate Governance Committee and Audit Committee is composed entirely of independent directors.

Audit Committee

Our Audit Committee acts pursuant to a written charter adopted by the Board, a copy of which is available free of charge on the Company’s website at www.evertecinc.com in the “Investor Relations” section under the headings “Corporate Information” and “Governance Documents.” Our Audit Committee consists of Mr. Schumacher, who is the Chairman; Mr. D’Angelo; and Mrs. Loubriel. Our Board has determined that each of Mr. Schumacher and Mrs. Loubriel each qualify as an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Furthermore, each of the members of our Audit Committee qualify as independent, as defined in Rule 10A-3 of the Exchange Act and under the NYSE rules. Pursuant to our Audit Committee Charter and our By-Laws, our Audit Committee must consist of at least three board members who must meet at least four times a year, including once every fiscal quarter. The responsibilities of our Audit Committee include overseeing the integrity of our financial statements; our independent auditor’s qualifications, independence and performance; the performance of our internal audit function; and our compliance with laws and regulations.

Our Audit Committee met seven times during the fiscal year ended December 31, 2013. Each member of the Audit Committee during such period attended at least 75% of the meetings of the Audit Committee. In compliance with the NYSE rules, the Board made a formal determination that the simultaneous service on more than three audit committees of public companies by Mr. Schumacher does not impair his ability to serve on our Audit Committee nor does it represent or in any way create a conflict of interest for the Company.

Compensation Committee

Our Compensation Committee acts pursuant to a written charter adopted by the Board, a copy of which is available free of charge on the Company’s website at www.evertecinc.com in the “Investor Relations” section under the headings “Corporate Information” and “Governance Documents.” Our Compensation Committee consists of Mr. Ross, who is the Chairman; Mr. Schumacher; and Mrs. Loubriel. Each of the members of our Compensation Committee qualify as independent under the NYSE rules. Pursuant to our Compensation Committee Charter and our By-Laws, our Compensation Committee must consist of at least three board members who meet at least once a year. The Compensation Committee reviews and recommends policy relating to the compensation and benefits of our officers, directors and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the CEO and other senior officers, evaluating the performance of these officers in light of those goals and objectives and reviewing and approving the compensation of these officers based on such evaluations. The Compensation Committee also produces a report on executive officer compensation as required by the SEC to be included in our annual proxy statement or annual report on Form 10-K. Our Compensation Committee held one meeting during the fiscal year ended December 31, 2013, which was attended by all the committee members.

Following the Annual Meeting, Mr. Ross will no longer be a member of the Board or the Compensation Committee. We intend to fill the vacancy created by his departure and expect to appoint a new chairperson of the Compensation Committee as promptly as practicable in accordance with our Charter, By-Laws, Stockholder Agreement and Compensation Committee Charter.

Nominating and Corporate Gove rnance Committee

Our Nominating and Corporate Governance Committee acts pursuant to a written charter adopted by the Board, a copy of which is available free of charge on the Company’s website at www.evertecinc.com in the “Investor Relations” section under the headings “Corporate Information” and “Governance Documents.” Our Nominating and Corporate Governance Committee consists of Mrs. Loubriel, who is the Chairwoman; Mr. Ross; and Mr. Schumacher. Each of the members of our Nominating and Corporate Governance Committee qualifies as independent under the NYSE Rules. Pursuant to our Nominating and Corporate Governance Committee Charter and our By-Laws, our Nominating and Corporate Governance Committee must consist of at least three board members who meet at least once a year. The responsibilities of our Nominating and Corporate Governance Committee include assisting the Board in identifying individuals qualified to serve as members of the Board; recommending to the Board the director nominees for the next annual stockholders meeting—in each case subject to the terms of the Stockholder Agreement; reviewing and recommending to the Board a set of corporate governance guidelines; and leading the Board in its review of the Board’s and management’s performance. For a further description of our director nomination process under our Stockholder Agreement, see “Certain Relationships and Related Transactions—Related-Party Transactions in Connection with the Closing of the Merger—Stockholder Agreement—Director Nomination Rights.”

Our Nominating and Corporate Governance Committee did not meet during the fiscal year ended December 31, 2013. Following the Annual Meeting, Mr. Ross will no longer be a member of the Board or the Nominating and Corporate Governance Committee. We intend to fill the vacancy created by his departure as promptly as practicable in accordance with our Charter, By-Laws, Stockholder Agreement and Nominating and Corporate Governance Committee Charter.

Other Committees

Our By-Laws provide that our Board may establish one or more additional committees. The Stockholder Agreement provides that, unless otherwise prohibited by applicable law or regulation or the NYSE rules (including the independence requirements described above), Popular has the right to representation on each committee of the Board in the same proportion as the number of directors, if any, nominated by it bears to the total number of directors—for so long as Popular owns, together with its affiliates, at least 5% of our outstanding Common Stock.

Risk Oversight

Assessing and managing risk is the responsibility of our management, while our Board of Directors oversees and reviews certain aspects of the Company’s risk management efforts. The Board is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board and its committees. Among other areas, the Board is directly involved in overseeing risks related to the Company’s overall strategy, including product, go-to-market and sales strategy, executive officer succession, business continuity, crisis preparedness and corporate reputational risks.

The committees of the Board execute their oversight responsibility for risk management as follows:

•	The Audit Committee has responsibility for overseeing the Company’s internal financial and accounting controls, work performed by the Company’s independent registered public accounting firm and the Company’s internal audit function. As part of its oversight function, the Audit Committee regularly discusses with management and the Company’s independent registered public accounting firm the Company’s major financial and controls-related risk exposures and steps that management has taken to monitor and control such exposures. In addition, the Company, under the supervision of the Audit Committee, has established procedures available to all employees for the anonymous and confidential submission of complaints or concerns relating to any matter to encourage employees to report questionable activities directly to the Company’s senior management and the Audit Committee.

•	The Compensation Committee is responsible for overseeing risks related to the Company’s cash and equity-based compensation programs and practices.

•	The Nominating and Corporate Governance Committee is responsible for overseeing risks related to the composition and structure of the Board of Directors and its committees and the Company’s corporate governance practices. In this regard, the Nominating and Corporate Governance Committee will periodically review the Board and its committees, and plan for Board member succession and executive officer succession.

The Board is also responsible for overseeing the risk management policies of the Company. The Board evaluates and discusses management policies with respect to operational and financial risk assessment and enterprise risk management. Our Board regularly engages in discussions of the most significant risks facing the Company and how these risks are being managed, and the Board receives reports on risk management from senior officers of the Company and from the Board’s committees as part of their regular reporting process.

The Executive Management Committee that is comprised of members of senior management (including our CEO, Chief Operating Officer (“COO”), CFO, Chief Information Officer (“CIO”), General Counsel, Treasurer, heads of our business segments and such other officers of the Company as the CEO deems necessary or advisable for the proper conduct of the business of the Company) is also involved the risk oversight management of the Company. The Executive Management Committee monitors compliance with the Company’s policies and procedures in order to measure, limit and manage the Company’s risks while seeking to maintain the effectiveness and efficiency of the operation and the business. These executive officers also present information regarding the risk profile directly to the Board from time to time.

The Board believes that the work undertaken by the Board, the Board’s committees and the Company’s senior management team enables the Board to effectively oversee the Company’s risk management processes.

Code of Ethics

We have adopted a Code of Ethics that applies to all our directors, officers and employees, including our CEO and CFO. Our Code of Ethics is posted on our website at www.evertecinc.com in the “Investor Relations” section under the headings “Corporate Information” and “Governance Documents.” We intend to include on our website any amendments to, or waivers from, a provision of the Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, or controller that relates to any element of the “code of ethics” as defined by the SEC.

Meetings and Committees of the Board of Directors and Corporate Governance Matters

The Board met seven times during the fiscal year ended December 31, 2013. Each director who served during such period attended at least 75% of the meetings of the Board.

In addition to the Amended and Restated Corporate Governance Guidelines, a copy of which is available free of charge on the Company’s website at www.evertecinc.com, the Board’s operation and responsibilities are governed by the Charter, the By-Laws, charters for the Board’s standing committees, Puerto Rico law and the Stockholder Agreement. The Charter and the By-Laws generally eliminate the personal liability of our directors for breaches of fiduciary duty as a director and indemnify directors and officers to the fullest extent permitted by Puerto Rico law.

Indemnification of Directors and Officers

Our Charter and By-Laws limit the liability of our directors to the maximum extent permitted by Puerto Rico law. However, if Puerto Rico law is amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of our directors will be limited or eliminated to the fullest extent permitted by Puerto Rico law, as so amended. The modification or repeal of this provision of our Charter and By-Laws will not adversely affect any right or protection of a director existing at the time of such modification or repeal.

Our Charter and By-Laws provide that we will, from time to time, to the fullest extent permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. We also will indemnify any person who, at our request, is or was serving as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise. We may, by action of our Board, provide indemnification to our employees and agents within the same scope and effect as the foregoing indemnification of directors and officers.

The right to be indemnified includes the right of an officer or a director to be paid expenses, including attorneys’ fees, in advance of the final disposition of any proceeding, provided that, if required by law, we receive an undertaking to repay such amount if it will be determined that he or she is not entitled to be indemnified.

Our Board may take certain action it deems necessary to carry out these indemnification provisions, including purchasing insurance policies. Neither the amendment nor the repeal of these indemnification provisions, nor the adoption of any provision of our Charter and By-Laws inconsistent with these indemnification provisions, will eliminate or reduce any rights to indemnification relating to such person’s status or any activities prior to such amendment, repeal or adoption.

Our By-Laws provide that we may maintain insurance covering certain liabilities of our officers, directors, employees and agents, whether or not we would have the power or would be required under Puerto Rico law to indemnify them against such liabilities. We maintain a directors’ and officers’ liability insurance policy (“D&O Liability Insurance”) for the protection of our directors and certain of our officers.

We have entered into separate indemnification agreements with each of our directors in connection with his or her appointment to the Board. These indemnification agreements will require us, among other things, to indemnify our directors against liabilities that may arise by reason of their status or service as directors. These indemnification agreements also require us to advance any expenses incurred by the directors as a result of any proceeding against them as to which they could be indemnified and to use reasonable efforts to cause our directors to be covered by our D&O Liability Insurance policy. A director is not entitled to indemnification by us under such agreements if (i) the director did not act in good faith and in a manner he or she deemed to be reasonable and consistent with, and not opposed to, our best interests or (ii) with respect to any criminal action or proceeding, the director had reasonable cause to believe his or her conduct was unlawful.

Currently, to our knowledge, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers and controlling persons pursuant to the above statutory provisions or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We believe these provisions will assist in attracting and retaining qualified individuals to serve as directors and officers.

Procedures for Stockholder Communications with the Board

Stockholders may communicate directly with the Board of Directors. All communications should be directed to our Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. If no director is specified, the communication will be forwarded to the entire Board. Stockholder communications to the Board should be sent to: Board of Directors, care of the Secretary, Road 176, Km. 1.3, San Juan, Puerto Rico 00926.

Director Attenda nce Policy

The Company does not have a formal policy with regard to Board member attendance at the annual stockholders’ meeting. All directors are encouraged to attend each annual stockholders’ meeting to provide our stockholders with an opportunity to communicate with directors about issues affecting the Company. Accordingly, all directors are encouraged to attend annual meetings of stockholders; however, attendance is not mandatory. As required by the Company’s By-Laws, the Board must meet immediately after the annual stockholders’ meeting.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Committee is responsible for recommending to our Board our general compensation philosophy and objectives, determining our CEO’s compensation, approving the compensation of our other executive officers and directors, and administering our equity-based compensation plans, in which our named executive officers (“NEOs”) may participate. The Compensation Committee is also charged with overseeing the risk assessment of our compensation arrangements applicable to our executive officers and other employees, and reviewing and considering the relationship between risk management policies and practices, and compensation.

The Compensation Committee meets as often as necessary, but at least once annually. While ultimate responsibility for compensation recommendations rests with the Compensation Committee, the Compensation Committee has the authority to hire a compensation consultant to assist it in fulfilling its duties.

In March 2014, the Compensation Committee contracted with the professional compensation consulting firm Frederick Cook & Co., which will be assisting our Compensation Committee in undertaking a review of our entire executive compensation program. This review is to include a study to determine the companies that should be considered as peer group companies for executive compensation purposes, as well as a review of our compensation objectives and philosophy, and the individual components of our total compensation package for executive officers.

This Compensation Discussion and Analysis reflects a discussion of our historical compensation objectives and philosophy, as well as the historical elements of our total NEO compensation package.

Listed below are our NEOs for the fiscal year ended December 31, 2013. All of our NEOs are or were primarily employed by EVERTEC Group, which is our principal operating subsidiary, but also serve in similar functions at EVERTEC.

Named executive officers	Title
Peter Harrington	President and Chief Executive Officer
Juan J. Román	Executive Vice President and Chief Financial Officer
Miguel Vizcarrondo	Executive Vice President, Head of Merchant Acquiring Business and Payment Processing
Carlos J. Ramírez	Executive Vice President, Head of Business Solutions
Eduardo Camargo(1)	Executive Vice President and Chief Information Officer

(1)	On November 5, 2013, Mr. Camargo was appointed CIO of EVERTEC; he is based in Costa Rica.

Compensation Philosophy and Objectives

As mentioned above, the Compensation Committee is responsible for establishing, implementing and continually monitoring adherence with our compensation philosophy. Its intent is to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive.

The philosophy behind our compensation program has been to:

•	Support an environment that rewards performance against established goals;

•	Integrate our incentive compensation program with our short-and long-term success; and

•	Align the interests of executives with the long-term interests of stockholders through equity-based awards that can result in stock ownership.

Compensation for our NEOs has been designed to provide rewards commensurate with each NEO’s contribution. Our executive compensation strategy has been designed to:

•	Attract and retain highly qualified executives;

•	Provide executives with compensation that is competitive within the industry in which we operate;

•	Establish compensation packages that take into consideration the executive’s role, qualifications, experience, responsibilities, leadership potential, individual goals and performance; and

•	Align executive compensation to support our objectives.

Role of Executive Officers in Compensation Decisions

Our CEO reviews the performance of each of our other NEOs annually. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual incentive awards target and actual payout amounts, are presented to the Compensation Committee, which has the discretion to modify any recommended adjustments or awards to executives, including our NEOs.

The Compensation Committee has final approval over all compensation decisions for our NEOs and approves recommendations regarding cash and equity awards to all of our NEOs. Our CEO is not permitted to attend any meetings of the Compensation Committee at which the CEO’s performance or compensation is discussed, unless specifically invited by the Compensation Committee.

Executive Compensation Program

The Compensation Committee may conduct a comprehensive annual review of the executive compensation philosophy and objectives, and could make changes it considers appropriate following, as applicable, the general compensation practices in the processing industry and the prevailing economic scenarios in the countries in which EVERTEC does business.

Elements of Compensation

The Compensation Committee believes the compensation packages provided to our executives, including our NEOs, should include both cash and equity-based incentives that reward performance against established goals and that discourage management from taking unnecessary and/or excessive risks that may harm the Company.

Our compensation program for our NEOs consists of the following key elements:

•	A base salary;

•	Short-term cash incentives based on performance;

•	Long-term equity incentives based on performance; and

•	Other benefits and perquisites.

Base Salary

We provide our NEOs and other employees with a base salary to compensate them for services rendered during each fiscal year. Base salary ranges for NEOs are determined for each executive based on position and scope of responsibility. The initial base salary for our NEOs is established in their employment agreements. Annual base salary for our NEOs is subject to annual review by the Compensation Committee for possible increase at the Board’s sole discretion. In reviewing base salaries, the Compensation Committee may consider (i) changes in individual responsibility; (ii) internal analysis of the executive’s compensation, both individually and relative to other officers; and (iii) the executive’s individual performance.

Performance-Based Incentive Compensation

The variable elements of NEO compensation historically have included performance-based incentive awards – an annual cash bonus opportunity and equity-based awards that vest over a set period of time or based upon the achievement of certain performance criteria.

Annual Cash Bonus

The Company’s annual cash bonus incentive program for our NEOs consists of (i) corporate performance-based payments that are contingent upon the attainment of EVERTEC Group’s annual budget, wherein the metrics used are revenue and Adjusted EBITDA, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Obligations—Net Income Reconciliation to EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per common share” in the Company’s Annual Report for the definition of Adjusted EBITDA; and/or (ii) individual performance-based payments contingent upon the achievement of qualitative and quantitative personal performance goals as established by the EVERTEC Group Board.

The corporate performance-based portion of the annual cash bonus incentive amount is intended to focus the entire organization on budgeted revenue and Adjusted EBITDA. The Compensation Committee uses budgeted revenue and Adjusted EBITDA as the performance goal because it is a critical metric used by management to direct and measure our business performance and achievement of strategic goals. We believe these measures are clearly understood by our employees and stockholders, and that achievement of the stated goal is a key component in the creation of long-term value for our stockholders. For 2013, the EVERTEC Group Board established budgeted revenue and Adjusted EBITDA performance goals of $360.9 million and $184.9 million, respectively. Reported actual revenue and Adjusted EBITDA were $357.2 million and $177.7 million, respectively, for the fiscal year ended December 31, 2013. Because the budgeted revenue and Adjusted EBITDA performance goals for 2013 were not met, the Compensation Committee did not approve any annual cash bonus incentive payouts to our NEOs for 2013.

The individual performance-based portion of the annual cash bonus incentive amount is based on the Compensation Committee’s assessment of the individual employee’s performance. In assessing and making determinations on the individual performance of our NEOs, the Compensation Committee considers recommendations of our CEO (except in determining the CEO’s own bonus) and the following list of factors (which is not exclusive): (i) achievement of internal financial and operating targets, (ii) improvement of management and (iii) organizational capabilities and implementation of long-term strategic plans. In 2013, the individual performance-based portion was not paid because the corporate performance-based targets were not met.

The target annual cash bonus percentage (which is divided between the percentage applied to the corporate performance-based portion and to the individual performance-based portion) for our NEOs is established in their employment agreements, which are summarized below under “Employment Agreements” following the “Summary Compensation Table.”

The target annual cash bonus as a percentage of salary and the mix between performance-based and individual performance-based elements for each NEO were as follows for 2013:

Named executive officers	Target bonus percentage	Corporate Performance	Individual Performance
Peter Harrington	100%	—	100%
Juan J. Román	75%	50%	25%
Miguel Vizcarrondo	75%	30%	45%
Carlos J. Ramírez	75%	30%	45%
Eduardo Camargo(1)	75%	—	75%

(1)	Mr. Camargo’s employment agreement provides for a guaranteed bonus of $100,000 with respect to the fiscal year 2013.

Long-Term Equity Incentives

2010 Equity Incentive Plan

On September 30, 2010, the board of directors of Carib Holdings, Inc. (“Holdings,” now EVERTEC Intermediate, LLC) adopted the Carib Holdings, Inc. 2010 Equity Incentive Plan (as amended and restated, as described below, the “2010 Plan”). Holdings reserved 5,843,208 shares of its Class B Non-Voting Common Stock for issuance upon exercise and grants of stock options, restricted stock and other equity awards under the 2010 Plan. On April 17, 2012 (i) the 2010 Plan was amended and assumed by the Company, (ii) each of the then outstanding stock options to purchase shares of Holdings’ Class B Non-Voting Common Stock (including, without limitation, those described in this section) became a stock option to purchase the same number and class of shares of the Company’s Class B Non-Voting Common Stock, in each case on the same terms (including exercise price) as the original stock option and (iii) each of the then outstanding shares of restricted stock of Holdings was converted into the same number of shares of restricted stock of the Company. The purpose of the 2010 Plan was to provide a vehicle for EVERTEC and its subsidiaries to attract and retain key personnel and for its directors, officers, employees, consultants and advisors to acquire and maintain an equity interest in EVERTEC or be paid incentive compensation, thereby strengthening their commitment to the welfare of EVERTEC and its subsidiaries and aligning their interests with those of EVERTEC’s stockholders. Our Board was in charge of administering the 2010 Plan until May 31, 2012 when it delegated this responsibility to the Compensation Committee.

This “Executive Compensation Program” section assumes that EVERTEC had adopted the 2010 Plan as of September 30, 2010.

Equity awards are generally awarded to executives upon commencement of employment or in connection with promotions. Awards have typically taken the form of stock options or restricted stock with a mix of time-based and performance-based vesting.

2013 Equity Incentive Plan

In connection with our initial public offering, we adopted the EVERTEC, Inc. 2013 Equity Incentive Plan (the “2013 Plan” and, together with the 2010 Plan, the “Equity Incentive Plans”). Under the 2013 Plan, 5,956,882 shares of our Common Stock are reserved for issuance upon exercise and grants of stock options, restricted stock and other equity awards. The 2013 Plan is administered by the Compensation Committee.

On November 6, 2013, pursuant to an authorization of the Board on August 26, 2013, EVERTEC entered into a stock option agreement with Mr. Camargo, in accordance with the 2013 Plan, that provides for a grant of 150,000 stock options vesting in three equal annual installments and with an exercise price of $23.36 per share. The award was part of his employment agreement.

With the adoption of the 2013 Plan, the 2010 Plan remains in effect, however, no new awards will be granted under the 2010 Plan.

See the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year End” tables, as well as Note 14 of the Notes to Audited Consolidated Financial Statements included in the Company’s Annual Report for additional information related to share-based compensation.

Other Compensation

Statutory Cash Bonus Payment

In 2013, each NEO received a Christmas bonus. As a general rule, Puerto Rico law requires that employers pay employees who worked more than 700 hours in a year, an amount which cannot be less than $600 as a Christmas bonus, which must be paid on or before December 15. In 2013, our policy was to pay a Christmas bonus to employees in Puerto Rico in an amount equivalent to 4.17% of the employee’s base salary for employees hired before October 29, 2012 and 3.00% of the employee’s base salary for employees hired after this date. In Costa Rica, the law requires an amount equivalent to one month of total earnings to be paid as a Christmas bonus.

Benefits and Perquisites

Our NEOs participate in the same benefit programs as the rest of our general employee population. These benefits include health insurance coverage, short-and long-term disability insurance, and life insurance, among others. In addition, our senior executives, including our NEOs, are eligible for certain perquisites, which do not constitute a significant portion of their total compensation package. In 2013, these additional perquisites included the use of Company-owned automobiles, periodic comprehensive medical examinations, and club membership fees. Also in 2013, EVERTEC paid for relocation and temporary lodging expenses for Mr. Camargo.

Our NEOs, as all other employees, are eligible to participate in the EVERTEC Group Savings and Investment Plan. This plan is a tax-qualified retirement savings plan (similar to a 401(k) plan) to which all Puerto Rico employees are able to contribute up to $10,000 on a pre-tax basis—and up to 10% after tax—of their total annual compensation. We match 50% of the employee contributions up to 3% of base salary. All matching contributions to the EVERTEC Group Savings and Investment Plan vest 20% each year over a five-year period.

Additional Compensation to Mr. Camargo

In 2013, the Company paid Mr. Camargo a prorated Christmas bonus of $4,698, a signing bonus of $40,000 and a guaranteed bonus of $100,000 as specified under his employment agreement for 2013.

Additional Payments through Equitable Adjustments

The Company has structured the payment of a dividend declared in December 2012 as an equitable adjustment to stock options previously granted pursuant to the 2010 Plan, payable to all holders of vested options, including our NEOs and directors, in the amount of $0.69 per share (the “Adjustment Amount”).

CEO Compensation

On February 22, 2012, the EVERTEC Group Board appointed Peter Harrington as EVERTEC Group’s President and CEO. In connection with this appointment, Mr. Harrington and EVERTEC Group entered into an employment agreement, dated February 22, 2012 (the “Harrington Employment Agreement”). The Harrington Employment Agreement establishes, among other things: (i) an annual base salary of $500,000 (which will be pro-rated for any partial calendar year), subject to annual review by our Board; and (ii) an annual bonus opportunity of up to 100% of base salary contingent upon the achievement of qualitative and quantitative performance goals established by EVERTEC’s Board. Mr. Harrington is eligible to participate in EVERTEC Group’s retirement and other employee benefit plans and policies that are generally available to other executives, except severance plans or policies.

In addition, Mr. Harrington and Holdings entered into a stock option agreement and a restricted stock agreement dated February 22, 2012, in accordance with the 2010 Plan, as discussed above. Mr. Harrington and Holdings also entered into a Subscription Agreement, dated February 22, 2012, pursuant to which Mr.  Harrington purchased 29,292 shares of Class B Non-Voting Common Stock of EVERTEC at a price of $8.54 per share.

Tax Deductibility of Executive Compensation

The Compensation Committee intends that all applicable compensation payable for NEOs be deductible for income tax purposes, unless there are valid compensatory reasons for paying non-deductible amounts in order to ensure competitive levels of total compensation.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Disclosure and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Scott I. Ross, Chairman

Alan H. Schumacher

Teresita Loubriel

Compensation Risk Assessment

At this time, no compensation risk assessment has been performed. Existing employment and compensation arrangements were put in place in the context of the Merger without giving consideration to risk.

Summary Compensation Table

The following table summarizes the total compensation of each of our NEOs for services rendered during 2013, 2012 and 2011.

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock awards ($)(2)	Option awards ($)(2)	Non-equity incentive plan compensation ($)	All other compensation ($)(3)	Total ($)
Peter Harrington	2013	$500,000	$20,833	$—	$—	$—	$382,123	$902,956
President and CEO	2012	413,462	235,833	250,007	1,384,134	—	79,766	2,363,202

Juan J. Román	2013	375,000	15,625	—	—	—	217,292	607,917
Executive Vice President and CFO	2012	375,000	15,625	—	—	262,500	35,997	689,122
	2011	151,442	6,250	—	534,300	109,375	495	801,862

Miguel Vizcarrondo	2013	235,000	9,792	—	—	—	200,110	444,902
Executive Vice President,	2012	227,731	9,792	—	38,734	164,500	43,684	484,441
Head of Merchant Acquiring	2011	190,000	7,917	—	535,821	121,600	8,813	864,151
Business and Payment Processing

Carlos J. Ramírez	2013	235,000	9,792	—	—	—	245,318	490,110
Executive Vice President, Head of Business Solutions	2012	235,000	9,792	—	—	164,500	53,195	462,487
	2011	235,000	9,792	—	714,429	150,400	7,875	1,117,496

Eduardo Camargo	2013	39,166	144,698	—	1,095,000	—	11,214	1,290,078
Executive Vice President and CIO

(1)	Includes Christmas bonuses paid pursuant to applicable local law in 2011, 2012 and 2013. Also, for Mr. Camargo, the amount includes a Christmas bonus of $4,698, a signing bonus of $40,000 and a guaranteed bonus of $100,000 as specified under his employment agreement for 2013.
(2)	Aggregate grant date fair value computed in accordance with ASC Topic 718. For a discussion of assumptions made in the valuation of awards, refer to Note 14 of the Audited Consolidated Financial Statements included in the Company’s Annual Report.
(3)	All other compensation consists of the following:

Name and principal position	Year	Car ($)(4)	Matching contributions to defined contribution plan ($)(5)	Rent ($)	Moving/ Relocation expenses ($)	Adjustment Amount ($)(6)	Club Membership ($)	Total ($)
Peter Harrington	2013	$17,000	$7,500	$—	$—	$351,634	$5,989	$382,123
President and CEO	2012	14,167	2,901	36,000	21,281	—	5,417	79,766

Juan J. Román	2013	11,200	5,452	—	—	195,910	4,730	217,292
Executive Vice President and CFO	2012	11,200	4,411	—	—	17,810	2,576	35,997
	2011	—	495	—	—	—	—	495

Miguel Vizcarrondo	2013	10,520	—	—	—	186,390	3,200	200,110
Executive Vice President, Head of Merchant Acquiring Business and Payment Processing	2012	10,520	—	—	—	33,164	—	43,684
	2011	8,813	—	—	—	—	—	8,813

Carlos J. Ramírez	2013	10,500	—	—	—	234,818	788	245,318
Executive Vice President, Head of Business Solutions	2012	10,500	—	—	—	42,695	—	53,195
	2011	7,875	—	—	—	—	—	7,875

Eduardo Camargo	2013	1,947	—	7,000	2,267	—	—	11,214
Executive Vice President and CIO

(4)	Annual car-value depreciation as recognized in the financial statements for each of the years listed.
(5)	Matching contributions made by EVERTEC Group as part of 401(k)/1165(e) plan benefits.
(6)	For a description of the Adjustment Amount, see “—Executive Compensation Program—Other Compensation–Additional Payments through Equitable Adjustments.”

Grants of Plan-Based Awards

The following table sets forth certain information for plan-based awards granted to each of our NEOs for the fiscal year ended December 31, 2013.

Named executive officers	Grant date	Approval date(1)	Estimated future payouts under non-equity incentive plan awards		All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)(3)	Market price on the date of the grant ($/Sh)	Grant date fair value of stock and option awards ($)
			Target ($)(2)	Maximum ($)
Peter Harrington	—	—	$500,000	$—	—	$—	$—	$—
Juan J. Román	—	—	281,250	—	—	—	—	—
Miguel Vizcarrondo	—	—	176,250	—	—	—	—	—
Carlos J. Ramírez	—	—	176,250	—	—	—	—	—
Eduardo Camargo	—	—	176,250	—	—	—	—	—
	November 6, 2013	August 26, 2013	—	—	150,000	23.36	23.39	1,095,000

(1)	The date on which the Board approved the grant of stock options to Mr. Camargo.
(2)	The Company does not provide for any Thresholds or Maximums within its annual cash incentive opportunities. Amounts reported are the amounts for which the NEOs are eligible pursuant to their employment agreements, however, for 2013, the targets were not attained and accordingly, the Compensation Committee did not approve annual incentive payouts to our NEOs.
(3)	Exercise price of options awards is determined based on the closing market price of the day before the grant date.

Employment Agreements

We generally enter into employment agreements with our executives upon commencement of employment.

We entered into an employment agreement with Mr. Harrington on February 22, 2012, with an initial term ending on February 22, 2017 and successive one-year renewals thereafter until either party provides timely notice of non-renewal. We entered into an employment agreement with Mr. Román on June 30, 2011, with a term ending on June 30, 2016. On October 1, 2010, we entered into employment agreements with Messrs. Ramírez and Vizcarrondo, each with a term ending on October 1, 2015. On November 6, 2013, we entered into an employment agreement with Mr. Camargo, with a term ending on November 30, 2018. All our NEOs are eligible to participate in our retirement and other employee benefit plans and policies that we make generally available to our other executives, except severance plans or policies, and are entitled to D&O Liability Insurance coverage.

Peter Harrington. The terms of Mr. Harrington’s employment agreement provide for, among other things, (1) an annual base salary of $500,000; and (2) an annual bonus with a target of up to 100% of Mr. Harrington’s annual base salary.

Juan J. Román. The terms of Mr. Román’s employment agreement provide for, among other things, (1) an annual base salary of $375,000; and (2) an annual bonus with a target of up to 75% of Mr. Román’s annual base salary.

Miguel Vizcarrondo. The terms of Mr. Vizcarrondo’s employment agreement (as amended on February 22, 2012) provide for, among other things, (1) an annual base salary of $235,000; and (2) an annual bonus with a target of up to 75% of Mr. Vizcarrondo’s annual base salary.

Carlos J. Ramírez. The terms of Mr. Ramírez’s employment agreement provide for, among other things, (1) an annual base salary of $235,000; and (2) an annual bonus with a target of up to 75% of Mr. Ramírez’s annual base salary.

Eduardo Camargo. The terms of Mr. Camargo’s employment contract provide for, among other things, (1) an annual base salary of $235,000; and (2) an annual bonus with a target of up to 75% of Mr. Camargo annual base salary; provided, however, that with respect to fiscal year 2013 (and only fiscal year 2013), he received a contractually guaranteed bonus equal to $100,000.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards for our NEOs as of December 31, 2013.

	Option awards
Named executive officers	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Grant date(1)
Peter Harrington	—	186,666	—	$4.83	February 22, 2022	February 22, 2012
Juan J. Román	—	78,000	—	1.30	June 30, 2021	June 30, 2011
Miguel Vizcarrondo	23,373	46,745	—	1.30	September 30, 2020	September 30, 2010
	1,667	3,333	—	4.83	September 30, 2021	September 30, 2011
Carlos J. Ramírez	31,164	62,328	—	1.30	September 30, 2020	September 30, 2010
Eduardo Camargo	—	150,000	—	23.36	November 6, 2023	November 6, 2013

(1)	Unvested options will vest equally on each annual anniversary of the grant date for five years with the exception of 50,078 options of Mr. Vizcarrondo granted on February 22, 2012, which will vest equally on each annual anniversary of the grant date for four years, and 150,000 options of Mr. Camargo granted on November 6, 2013, which will vest equally on each annual anniversary of the grant date for three years.

Option Exercises and Stock Vested

Stock options exercised by our NEOs and stock awards vested for the fiscal year ended December 31, 2013 are as follows:

	Option awards		Stock awards
Named executive officers	Number of shares acquired on exercise (#)(1)(2)	Value realized on exercise ($)(3)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(4)
Peter Harrington	513,334	$8,726,678	29,292	$389,584
Juan J. Román	312,000	6,422,780	—	—
Miguel Vizcarrondo	295,474	6,014,525	—	—
Carlos J. Ramírez	473,964	7,450,351	—	—
Eduardo Camargo	—	—	—	—

(1)	Includes Tranche A, Tranche B and Tranche C stock options exercised during 2013. As a result of the Initial Public Offering on April 17, 2013, the Investor Internal Rate of Return required as a performance condition for Tranche B and C stock options was achieved and accordingly, all Tranche B and C stock options became vested, see “Note 14—Share-based Compensation—EVERTEC, Inc. Notes to Consolidated Financial Statements” in the Company’s Annual Report.
(2)	Upon exercise of options, participants elected to do a “cashless exercise” that instead of requiring the participant to deliver cash to satisfy the exercise price and statutory minimum tax withholdings, the Company withholds a sufficient number of shares to cover these amounts and delivers the net shares to the participants. The amounts reported above correspond to the gross amount of shares exercised for each executive.
(3)	Represents the difference between market price of the underlying securities at exercise and the exercise price of the options.
(4)	Represents the number of shares multiplied by the market value of the underlying shares on the vesting date. The vesting date was April 5, 2013. As of that date there was not an active market value for EVERTEC Common Stock; therefore, a $13.30 value per share was determined as fair value of the Common Stock underlying these awards based on the most recent internal valuation.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide defined benefit pension benefits or non-qualified deferred compensation.

Potential Payments Upon Change in Control

We do not have change-in-control agreements with our NEOs. Nevertheless, our NEO’s stock option agreements (other than Mr. Camargo’s stock option agreement) provide that in the event of a change in control of the Company, any outstanding awards that have not become vested at the time of such change in control shall become vested on the first anniversary of such change in control; provided that the NEO remains an employee of the Company through such anniversary date. Also, in the event that, within one year following a change in control, the Company terminates the employment of any NEO (including Mr. Camargo) without “cause” (as defined below) or an NEO (other than Mr. Ramirez and, with respect to certain of his options, Mr. Vicarrondo) resigns for “good reason” (as defined blow), such outstanding awards shall automatically vest.

Potential Payments Upon Termination of Employment

Upon termination of employment for any reason, including death or disability, our NEOs would each be entitled to receive his accrued but unpaid salary, any unpaid bonus earned for any fiscal year ended before the date of termination, unpaid expense reimbursements, and any vested payments or benefits to which he may be entitled under our benefit plans or applicable law. We refer to the NEOs entitlements in the preceding sentence collectively as the “Accrued Obligations.”

Upon termination by EVERTEC Group without “cause” or resignation for “good reason,” in addition to the Accrued Obligations, Messrs. Harrington, Román and Camargo would be entitled to receive a lump sum severance payment equal to one year’s base salary, Mr. Harrington would also be entitled to receive his maximum bonus as established in his employment agreement and Mr. Camargo would also be entitled to receive his guaranteed bonus of $100,000 for the fiscal year ended December 31, 2013 (if not already paid). Upon termination by EVERTEC Group without “cause” or resignation for “good reason” (both as defined below), in addition to the Accrued Obligations, Messrs. Vizcarrondo and Ramírez would be entitled to receive a lump sum severance payment pursuant to Puerto Rico Law No. 80 of May 30, 1976 (“Law 80”) severance formula in force at signage date. Under Puerto Rico law, if any employee (including any NEO) is terminated from his employment without “just cause,” (“cause” for purposes of the discussion in this section) as said term is defined by Law 80, he would be entitled to a statutory severance payment, which is calculated as follows: (i) employees with less than five years of employment—two months of salary plus an additional one week of salary per year of service; (ii) employees with five through fifteen years of employment—three months of salary plus two weeks of salary per year of service; and (iii) employees with more than fifteen years of employment—six months of salary plus three weeks of salary per year of service.

If Messrs. Román, Vizcarrondo or Ramírez is terminated by EVERTEC Group without “cause” or any of them resigned for “good reason” after September 30 of any year, he would also be entitled to receive a prorated amount of his annual bonus for that year based on the number of days elapsed, referred to as a “Prorated Bonus.” If employment were terminated because of EVERTEC Group’s non-extension of the employment agreement, the executive would be entitled to receive the Accrued Obligations, his Prorated Bonus, and a continuation of his base salary for six months.

For Messrs. Harrington and Camargo, if employment were terminated because of EVERTEC Group’s non-extension of their respective employment agreement, the executive would be entitled to receive only the Accrued Obligations.

Each NEO would be required to sign a separation agreement and general release of claims against EVERTEC Group and its affiliates as a condition to his entitlement to receive any severance payment or salary continuation under his employment agreement. Each NEO’s employment agreement also would restrict him from (i) competing with EVERTEC Group for twelve months following termination, (ii) soliciting any of EVERTEC Group’s employees, customers or other business relations for twelve months following termination, and (iii) disparaging EVERTEC Group at any time following termination.

The NEO employment agreements generally define “cause” as any of the following:

•	The commission of a felony or a crime of moral turpitude;

•	Engagement in conduct that constitutes fraud or embezzlement;

•	Engagement in conduct that constitutes gross negligence or willful misconduct that results, or could reasonably be expected to result, in harm to EVERTEC Group’s business or reputation;

•	A breach of any material terms of employment, including the NEO’s employment agreement, which results or could reasonably be expected to result in harm to EVERTEC Group’s business or reputation, if not cured (but curable) by the NEO within 15 days following his receipt of written notice from EVERTEC Group;

•	Continued willful failure to substantially perform the duties of his position, if not cured (if curable) by the executive within 15 days following the receipt of written notice from EVERTEC Group; or

•	Failure, in the case of expatriates, to relocate their primary residence in Puerto Rico within six months following the effective date of the employment contract (other than with respect to Mr. Camargo).

For purposes of his employment agreement, each NEO would generally have “good reason” to terminate his employment if, without written consent, any of the following events occurred that are not cured by EVERTEC Group within 30 days of written notice specifying the occurrence of such event, which notice must be given by the NEO to EVERTEC Group within 30 days following his knowledge of the occurrence of the “good reason” event:

•	A material failure by EVERTEC Group to fulfill its obligations under the employment agreement;

•	A material and adverse change to, or a material reduction of, the NEO’s duties and responsibilities to EVERTEC Group;

•	A material reduction in the NEO’s base salary and target annual bonus (as specified in some agreements) (not including any reduction related to a broader compensation reduction that is not limited to the NEO specifically and that is no more than 10% in the aggregate);

•	The relocation of the NEO’s primary office to a location more than 25 miles from the prior location that materially increases his commute to work (other than with respect to Messrs. Harrington and Camargo); or

•	The failure of any successor to all or substantially all of EVERTEC Group’s assets to assume the NEO’s employment agreement.

Regardless of the circumstances pursuant to which NEOs terminate their employment with EVERTEC Group, they are entitled to receive certain amounts earned during their employment, as discuss earlier in this Proxy Statement.

The following table sets forth the compensation that each NEO would have been entitled to receive upon termination of employment or a change in control as of December 31, 2013.

Name Position Triggering Event(1)	Severance payment ($)	Other cash payments ($)	Accelerated vesting of outstanding option awards ($)(2)
Peter Harrington
President and CEO
Resignation with “good reason” / Termination without “cause”	$1,000,000	$—	$—
Change in control	—	—	4,603,188

Juan J. Román
Executive Vice President and CFO
Resignation with “good reason” / Termination without “cause”	375,000	—	—
Change in control	—	—	1,923,480

Miguel Vizcarrondo
Executive Vice President,
Head of Merchant Acquiring Business and Payment Processing
Resignation with “good reason” / Termination without “cause”	347,981	—	—
Change in control	—	—	1,234,938

Carlos J. Ramírez
Executive Vice President,
Head of Business Solutions
Resignation with “good reason” / Termination without “cause”	524,231	—	—
Change in control	—	—	1,537,008

Eduardo Camargo
Executive Vice President and CIO
Resignation with “good reason” / Termination without “cause”	235,000	100,000	—
Change in control	—	—	3,699,000

(1)	No severance payments or other cash payments will be paid to the NEOs, nor will any outstanding option awards be subject to accelerated vesting, if termination is triggered by: (i) resignation without “good reason;” (ii) termination with “cause;” or (iii) death or disability. See “—Potential Payments Upon Termination of Employment.”
(2)	Outstanding option awards do not automatically vest upon a change in control. See “—Potential Payments Upon Change in Control.” Amounts reported are based on outstanding option awards and the market value of EVERTEC’s Common Stock as of December 31, 2013.

Directors Compensation in Fiscal Year 2013

The following table sets forth the compensation earned by our directors for their service for the fiscal year ended December 31, 2013.

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)(3)	Total ($)
Frank G. D’Angelo	$26,219	$74,999	$—	$—	$—	$—	$101,218
Jorge Junquera	—	—	—	—	—	—	—
Teresita Loubriel	51,606	74,998	—	—	—	—	126,604
Néstor O. Rivera	—	—	—	—	—	—	—
Scott I. Ross	—	—	—	—	—	—	—
Alan H. Schumacher	60,271	74,998	—	—	—	—	135,269
Thomas M. White (4)	45,825	—	—	—	—	55,485	101,310
Félix M. Villamil (5)	72,232	—	—	—	—	85,902	158,134
Nathaniel J. Lipman (6)	11,250	—	—	—	—	—	11,250

(1)	Includes the portion of the annual retainer earned or paid during 2013, as well as directors’ compensation fees earned during the year, as discussed below.
(2)	Aggregate grant fair value for awards granted to Mr. D’Angelo, Mrs. Loubriel and Mr. Schumacher was $24.39, $24.76 and $24.76, respectively, as computed in accordance with FASB ASC 718.
(3)	For Mr. White includes the Adjustment Amount. See “Executive Compensation Program—Other Compensation—Additional Payments through Equitable Adjustments.” For Mr. Villamil includes: an Adjustment Amount of $53,368, $28,333 for annual car-value depreciation as recognized in the financial statements for the year, and $4,201 for matching contributions made by EVERTEC Group as part of 401(k)/1165(e) plan benefits.
(4)	Mr. White resigned as a director on September 9, 2013; as a result all of his unvested stock options became vested and exercisable.
(5)	On April 17, 2012, Mr. Villamil was appointed Vice Chairman of our Board. He resigned to this position effective August 7, 2013.
(6)	Mr. Lipman resigned as a director on April 11, 2013.

Until August 1, 2013, it was our Board’s policy that any director who was not also an employee of either (i) us or any of our subsidiaries, (ii) Popular or (iii) AGM (a “Non-Employee Director”) received annual compensation in the amount of $45,000 payable in equal quarterly installments, plus $2,000 for each regular or special meeting of the Board or Board committee that they attended in person, plus an additional $1,000 for each regular or special meeting of the Board or Board committee that they attended by teleconference. Effective August 1, 2013, we revised the compensation structure for our Non-Employee Directors. The new Board policy is to compensate its Non-Employee Directors as set forth in the following chart, subject to any exceptions that the Board may adopt:

	Chairman	Member
General Board

Annual cash retainer	$75,000	$75,000

Annual equity grant (restricted stock units)	75,000	75,000

Committee Annual Cash Retainers

Audit Committee	$15,000	$7,500

Compensation Committee	10,000	5,000

Nominating and Corporate Governance Committee	5,000	2,500

Meeting Fees	In-Person	Telephonic

General Board	$2,000	$1,000

Audit Committee	500	500

Compensation Committee	500	500

Nominating and Corporate Governance Committee	500	500

In accordance with this new directors’ compensation structure, the Company granted 3,029 restricted stock units under the 2013 Plan to Mr. Schumacher and Mrs. Loubriel each as Non-Employee Directors on August 7, 2013, and 3,075 restricted stock units to Mr. D’Angelo as a Non-Employee Director on September 9, 2013. The restricted stock units vest fully on the first anniversary of the grant date, provided the holder continues to be a Non-Employee Director on such anniversary date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies for Approval of Related Party Transactions

We have a written policy relating to the approval of transactions involving related persons (“Related Party Transactions”), pursuant to which our Audit Committee will review and, subject to certain exceptions, approve or recommend to our Board for approval, all Related Party Transactions, which include any transactions that we would be required to disclose pursuant to Item 404 of Regulation S-K promulgated by the SEC. Prior to the creation of our Audit Committee all Related Party Transactions were approved by our Board.

As set forth in our Related Transactions Policy (a copy of which is available free of charge on the Company’s website at www.evertecinc.com) and the Audit Committee Charter, in the course of its review and approval or ratification of a Related Party Transaction, our Audit Committee will:

•	satisfy itself that it has been fully informed as to the material facts of (i) the relationship and interest the related person has in the transaction; and (ii) the proposed Related Party Transaction; and

•	ultimately make its determination taking into consideration factors including whether the Related Party Transaction (i) was made in accordance with applicable rules and regulations; (ii) complies with the restrictions set forth in applicable contractual relationships, such as our debt agreements and the Stockholder Agreement; (iii) is on terms and conditions no less favorable to us than may reasonably be expected in arm’s-length transactions with unrelated parties: and (iv) is in the best interests of the Company.

Related Party Transactions

Other than compensation arrangements for our directors and NEOs described elsewhere in this Proxy Statement, we describe below Related Party Transactions during our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our Common Stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Related Party Transactions in Connection with the Closing of the Merger

Merger Agreement

The following is a summary of certain provisions of the Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of September 30, 2010, pursuant to which EVERTEC Group, LLC became a wholly-owned subsidiary of EVERTEC Intermediate Holdings, LLC (formerly Carib Holdings, LLC and Carib Holdings, Inc.) (“Holdings”), with Apollo, an investment vehicle indirectly managed by Apollo Management VII, L.P. (“Apollo Management”), an affiliate of Apollo Global Management, LLC (together with its subsidiaries, including Apollo Management, “AGM”) owning approximately 51% and Popular owning approximately 49% of the then outstanding voting capital stock of Holdings (the “Merger”). The description of the Merger Agreement below does not purport to be complete and is qualified in its entirety by the Merger Agreement, a copy of which is incorporated by reference as an exhibit to the Company’s Annual Report.

Popular agreed, subject to the limitations contained in the Merger Agreement, to indemnify Apollo and its affiliates and certain related parties for breaches of representations, warranties and covenants made by Popular, as well as for certain other specified matters. Apollo and EVERTEC Group have agreed, subject to the limitations contained in the Merger Agreement, to indemnify Popular and its affiliates and certain related parties for breaches of representations, warranties and covenants made by Apollo and EVERTEC Group. Generally, the indemnification obligations of each party with respect to claims for breaches of representations and warranties

(1) expired on April 1, 2012, subject to certain exceptions providing for longer or indefinite survival periods, (2) are not effective until the aggregate amount of losses suffered by the indemnified parties exceeds $5.0 million and (3) are limited to $100.0 million of recovery. In addition, EVERTEC Group has agreed, subject to the limitations contained in the Merger Agreement, to indemnify Popular and its affiliates and certain related parties for breaches of certain EVERTEC Group’s post-closing covenants, EVERTEC Group and its subsidiaries for liabilities and certain losses arising from EVERTEC Group’s assets and employees. In addition to customary covenants for an agreement of this nature, Popular and Apollo have provided certain non-compete covenants and Popular has provided certain non-solicitation covenants in favor of EVERTEC.

On July 31, 2013, in connection with Popular’s sale of the business conducted by Tarjetas y Transacciones en Red TRANRED, C.A. (“Tranred”), Apollo, Popular and EVERTEC Group amended the Merger Agreement in order to, among other things, limit the scope of certain of Popular’s indemnification obligations with respect to Tranred and the operation of its business to losses arising out of or related to the ownership, conduct and operation of such business on or prior to July 31, 2013.

In addition to the Merger Agreement, the parties entered into a number of ancillary agreements, including those described below. Each of the agreements described below were entered into at the closing of the Merger and were the product of extensive arms-length negotiations between Apollo and Popular (two unrelated third parties) prior to the consummation of the Merger in which Apollo became the 51%-controlling stockholder of EVERTEC. Each of these agreements, including the Master Services Agreement, was negotiated on an arms-length basis, is comparable to those that the Company could have obtained in a transaction with an unrelated third party and is on terms that are no more or less favorable in the aggregate to the Company than terms that exist, where applicable, between the Company and unrelated third party customers of similar size and scale as Popular.

Master Services Agreement

We historically provided various processing and IT services to Popular and its subsidiaries pursuant to a master services agreement among us, Popular and certain of Popular’s subsidiaries (the “Master Services Agreement”).

At the closing of the Merger, we amended and restated the current master services agreement. Under the Master Services Agreement, Popular and Banco Popular de Puerto Rico (“Banco Popular”) agreed to, and caused their respective subsidiaries to, receive the services covered by the Master Services Agreement, including certain changes, modifications, enhancements or upgrades to such covered services, on an exclusive basis from us. In exchange for the services, Popular, Banco Popular and their respective subsidiaries initially pay amounts that are set forth in a price list incorporated into the Master Services Agreement, which is generally based on the historical pricing practices among the parties. The parties agreed to review the service fees on an ongoing basis and may change such fees upon mutual agreement. As of September 30, 2012, such service fees are adjusted annually to reflect changes in the consumer price index, provided that any such fee adjustment may not exceed 5% per year. The Master Services Agreement provides that it is the intent of the parties to such agreement that the fees we charge to any “banking affiliate” under the Master Services Agreement will be in compliance with applicable laws, and, in order to ensure such compliance, the parties agreed to periodically review such fees to ensure that they represent and remain at levels consistent with the market terms that such banking affiliate would pay to an independent third party for providing similar services. The Master Services Agreement provides that when performing such review, the parties will pay particular attention to any available information on comparable market terms for similar services, and will evaluate and take into consideration the contracting terms and our performance of the services under the Master Services Agreement. The Master Services Agreement defines “banking affiliate” as any banking institution (including its subsidiaries) that is our affiliate for purposes of Section 23A and Section 23B of the Federal Reserve Act and Regulation W of the Federal Reserve Board. Currently, Banco Popular, Banco Popular North America (“BPNA”) and their subsidiaries are our affiliates for purposes of Section 23A and Section 23B of the Federal Reserve Act and Regulation W of the Federal Reserve Board.

In addition, Popular, Banco Popular and their respective subsidiaries agreed to grant us a right of first refusal to (1) provide our services to support Popular, Banco Popular and their respective subsidiaries’ implementation of any development, maintenance, enhancement or modification of any services provided by us under the Master Services Agreement; (2) create or offer certain new services or products that Popular, Banco Popular or one of their respective subsidiaries determine to offer to their customers or (3) provide certain core bank processing and credit card processing services that are currently provided by third parties to certain subsidiaries of Popular, if Popular and Banco Popular and their respective subsidiaries determine to extend or renew these services, which are currently provided by third parties. We agreed to grant Popular, Banco Popular and their respective subsidiaries a right of first refusal to purchase any new service or product created or developed by us internally or by a third party, unless the service or product was created or developed by, or at the specific request of, a client other than Popular, Banco Popular and their respective subsidiaries.

We agreed under the Master Services Agreement that we will not compete with Popular, Banco Popular and their respective subsidiaries in offering, providing or marketing certain payment processing services that are currently offered by Popular, Banco Popular and their respective subsidiaries to certain identified customers of Popular, Banco Popular and their respective subsidiaries. Popular, Banco Popular and their subsidiaries agreed not to hire or solicit any of our employees, subject to customary carve-outs. The Master Services Agreement also contained a non-circumvention covenant, which is intended to prohibit us on the one hand, and Popular, Banco Popular and their subsidiaries on the other hand, from engaging in certain actions designed or intended to divert customers from the other.

Except for cases of our gross negligence or willful misconduct, our liability for breach under the Master Services Agreement is limited to the amount paid for such services under the Master Services Agreement. Under certain circumstances, breaches with respect to certain services result only in service credits accruing to Popular, Banco Popular and their respective subsidiaries in lieu of the payment of monetary damages.

The Master Services Agreement provides for a 15-year term which commenced upon the closing of the Merger (subject to our option to extend such term by an additional three years upon a “Popular parties change of control” (as defined in the Master Services Agreement) of Popular or Banco Popular). After the initial term, the Master Services Agreement will renew automatically for successive 3-year periods, unless a party gives written notice of non-renewal to the other parties not less than 1 year prior to the relevant renewal date. The Master Services Agreement provides for termination by a party (1) for the other party’s breach of the agreement that results in a material adverse effect on the terminating party that continues for more than 90 days, (2) for a failure by the other party to pay any properly submitted invoice for a material amount in the aggregate that is undisputed for a period of more than 60 days, or (3) for a prohibited assignment of the Master Services Agreement by the other party. In addition, Popular and Banco Popular are permitted to terminate the Master Services Agreement up to 30 days following the occurrence of a change of control of EVERTEC Group (an “EVERTEC change of control” as defined in the Master Services Agreement), unless (1) the acquirer is identified to Popular and Banco Popular at least 30 business days prior to the proposed EVERTEC change of control, (2) neither the acquirer nor any of its affiliates is engaged, directly or indirectly, in the banking, securities, insurance or lending business, from which they derive aggregate annual revenues from Puerto Rico in excess of $50.0 million unless none of them has a physical presence in Puerto Rico that is used to conduct any such business, (3) we (or our successor, as applicable) will be solvent (as defined in the Master Services Agreement) after the proposed EVERTEC change of control and (4) following the EVERTEC change of control, we (or our successor, as applicable) will be capable of providing the services under the Master Services Agreement at the level of service that is required under the Master Services Agreement (the “Popular Termination Condition”).

We agreed to provide certain transition assistance to Popular, Banco Popular and their respective subsidiaries in connection with (1) the termination of the Master Services Agreement, (2) the termination of a particular service provided by us under the Master Services Agreement or (3) a release event under the Technology Agreement (as described below).

For the fiscal year ended December 31, 2013, we recorded revenue of approximately $163.8 million from Popular, Banco Popular and their respective subsidiaries under the Master Services Agreement. The revenues attributable under the Master Services Agreement are primarily (i) transaction-based fees, which depend on factors such as number of accounts or transactions processed and typically consist of a fee per transaction or item processed, a percentage of dollar volume processed or a fee per account on file, or some combination thereof and (ii) fixed fees per month or based on time and expenses incurred. The transaction-based fees and monthly fixed fees paid by Popular are consistent with the fees charged by the Company to its other banking clients for comparable services. Individual pricing terms charged to Popular and our other banking clients may vary based on volume and/or to the extent the service provided is customized to fit the particular customer need. As discussed above, the Master Services Agreement was negotiated on an arms-length basis by Apollo and Popular in connection with the Merger, is on terms that are comparable to those that the Company could have obtained in a transaction with an unrelated third party and such terms are no more or less favorable in the aggregate to the Company than terms that exist, where applicable, between the Company and unrelated third party customers of similar size and scale as Popular.

Technology Agreement

At the closing of the Merger, we and Popular entered into a Technology Agreement, pursuant to which we deposited certain proprietary software, technology and other assets into escrow. According to the Technology Agreement we must continue to make deposits on a semi-annual basis during the term of the Master Services Agreement and the term of any transition period under the Master Services Agreement. As specified in the Technology Agreement, Popular has the right and option, upon the occurrence of certain release events, to obtain the release of part, and upon the occurrence of other release events, all of the materials deposited into escrow. Upon the occurrence of any release event, Popular will also have the option to elect to exercise its rights under a license granted by us to Popular to use and otherwise exploit all or any part of the released materials for the term (perpetual or term-limited) specified by Popular. We and Popular will negotiate the fair market value of the rights elected by Popular upon the release of the escrow.

Popular is permitted to terminate the Technology Agreement upon the satisfaction of the Popular Termination Condition (as applicable to the Technology Agreement).

ATH Network Participation Agreement

We historically gave Banco Popular access to the ATH network pursuant to an ATH network participation agreement between us and Banco Popular. At the closing of the Merger, we amended and restated the current ATH network participation agreement (as amended and restated, the “ATH Network Participation Agreement”). Under the ATH Network Participation Agreement, we (1) give Banco Popular access to the ATH network by providing various services, including by connecting Banco Popular’s ATMs to the ATH network, monitoring Banco Popular’s ATMs, agreeing to forward transactions from connected terminals to the participant of the ATH network and settling transactions among ATH network participants from all POS and ATM terminals on a daily basis (collectively, the “ATH Network Services”) and (2) grant to Banco Popular a non-exclusive, non-transferable, limited, royalty free license to use the ATH logo and the ATH word mark and any other trademarks or service marks used by us in connection with the ATH network (collectively, the “ATH Mark”) within the U.S. territories, Puerto Rico, and any other country where the ATH Mark is registered or subject to registration.

The ATH Network Participation Agreement provides for a 15-year term which commenced upon the closing of the Merger (subject to our option to extend such term by an additional three years upon a change of control (as defined in the ATH Network Participation Agreement) of Banco Popular). After the initial term, the ATH Network Participation Agreement will renew automatically for successive 3-year periods, unless a party gives written notice to the other party not less than 1 year prior to the relevant renewal date. The ATH Network Participation Agreement provides for termination (1) by us if Banco Popular commits a material breach, which includes, but is not limited to (a) any activities or actions of Banco Popular which reflect adversely on our business reputation, any participant in the ATH network or the ATH network or (b) any breach of the license described above, (2) by Banco Popular, if we commit a breach or series of breaches that results in a material adverse effect on Banco Popular or (3) by either party (a) for a failure by the other party to pay any properly submitted invoice for a material amount in the aggregate that is undisputed for a period of more than 60 days, or (b) for a prohibited assignment of the ATH Network Participation Agreement by the other party. In addition, Banco Popular is permitted to terminate the ATH Network Participation Agreement upon the satisfaction of the Popular Termination Condition (as applicable to the ATH Network Participation Agreement).

Banco Popular also agreed to grant us a right of first refusal with respect to any development, maintenance or other technology project related to the ATH Network Services and will agree to exclusively use us to provide the ATH Network Services throughout the term of the ATH Network Participation Agreement.

For the fiscal year ended December 31, 2013, we recorded revenue of approximately $15.2 million from Banco Popular under the ATH Network Participation Agreement.

ATH Support Agreement

We and Banco Popular entered into the ATH Support Agreement at the closing of the Merger pursuant to which Banco Popular agreed to support the ATH brand by (1) supporting, promoting and marketing the ATH network and brand and debit cards bearing the symbol of the ATH network, either exclusively or with the symbol of another credit card association and (2) issuing in each successive twelve month period at least a set minimum number of debit cards exclusively bearing the symbol of the ATH network (“ATH Debit Cards”). Banco Popular is not responsible for any failure to issue at least the required minimum number of ATH Debit Cards under the ATH Support Agreement during any twelve month period if as a result of factors outside of Banco Popular’s control there is a change in demand for debit cards (including a reduction in the demand for ATH Debit Cards ), an increase in demand for debit cards bearing the symbol of the ATH network and the symbol of another credit card association (“Dual Branded Debit Cards”) or the development of new payment technologies in the market that result in a decrease in demand for debit cards (including a reduction in demand for ATH Debit Cards). Banco Popular also agreed not to, and will not create incentives for its or its affiliates’ personnel to, promote, support or market (1) debit cards other than ATH Debit Cards or Dual Branded Debit Cards or (2) credit cards in a manner targeted to negatively impact the issuance of ATH Debit Cards and Dual Branded Debit Cards. The ATH Support Agreement terminates upon the earlier of 15 years after the date of the closing of the Merger or the termination of the Master Services Agreement.

Banco Popular agreed that, during the term of the ATH Support Agreement, it may not directly or indirectly enter into any agreement with another card association to issue Dual Branded Debit Cards without our prior written consent. Under the ATH Support Agreement, if Banco Popular desires to enter into such an agreement, it will consult with us and provide documentation and other support requested by us to demonstrate that Banco Popular’s entry into the agreement will have a direct economic benefit to us. We will then be required to make a good faith determination based on such documentation and support whether to consent to Banco Popular’s entry into the agreement.

Banco Popular is permitted to terminate the ATH Support Agreement upon the satisfaction of the Popular Termination Condition (as applicable to the ATH Support Agreement).

Independent Sales Organization Sponsorship and Service Agreement

At the closing of the Merger, we amended and restated an interim Independent Sales Organization Sponsorship and Service Agreement previously entered into with Banco Popular (as amended and restated, the “ISO Agreement”). Under the ISO Agreement, Banco Popular sponsors us as an independent sales organization with respect to certain credit card associations and we provide various services including, among other things, the payment processing services to merchants (“Merchant Services”), the signing up and underwriting of merchants to accept such Merchant Services and the sale of various products related to the Merchant Services. This agreement also provides that the parties will establish the fees to be paid by EVERTEC Group to Banco Popular for the fraud monitoring services provided by Banco Popular. The term of the ISO Agreement will continue until December 31, 2025 and thereafter will be automatically renewed for successive three year periods unless written notice of non-renewal is given at least one year in advance by either party.

Pursuant to the ISO Agreement, Banco Popular is the acquiring member with respect to the credit card associations covered by the ISO Agreement for anyone in Puerto Rico, the U.S. Virgin Islands and the British Virgin Islands. However, if Banco Popular is unable (for any reason other than a merchants’ refusal to enter into a merchant agreement with Banco Popular through no fault of Banco Popular) or unwilling to act as the acquiring member for any merchant, we may enter into an agreement with another financial institution to serve as the sponsoring bank with respect to such person. However, in order to use another financial institution as the sponsoring bank with respect to any merchant, we must make a good faith determination that the provision of Merchant Services to the merchant does not pose an unreasonable financial, regulatory or reputational risk to us or Banco Popular.

Additionally, pursuant to the ISO Agreement, Banco Popular agreed to exclusively refer to us any merchant that inquires about, requests or otherwise evidences interest in the Merchant Services. Banco Popular will receive a referral fee for each merchant referred that subsequently agrees to receive Merchant Services from us. We also agreed under the ISO Agreement to refer to Banco Popular any merchant doing business in Puerto Rico, the U.S. Virgin Islands and the British Virgin Islands that inquires about, requests or otherwise evidences interest in banking services or products. Banco Popular also agreed to make monthly payments to EVERTEC Group as a means of subsidizing certain Merchant Services provided by EVERTEC Group on less than favorable terms in connection with two existing customer relationships that are favorable to Popular and its affiliates as a whole. These subsidies were historically reflected in an agreement between the Merchant Acquiring business and Banco Popular.

During the term of the ISO Agreement and for one year following the termination of the ISO Agreement for any reason, Banco Popular may not and may not cause any independent sales organization sponsored by Banco Popular to solicit any merchant receiving Merchant Services from us to receive such services instead from another independent sales organization. This non-solicitation restriction does not apply, however, to (1) any banking customer of Banco Popular to which we are unable or unwilling to provide Merchant Services and (2) to any merchant with respect to the solicitation by Banco Popular to provide banking services and products.

Banco Popular is permitted to terminate the ISO Agreement upon the satisfaction of the Popular Termination Condition (as applicable to the ISO Agreement).

Cash Depot Subcontract

We provide certain cash depot services (the “Cash Depot Services”) as a subcontractor of Banco Popular to depository institutions doing business in Puerto Rico and the U.S. Virgin Islands pursuant to a subcontract between us and Banco Popular (the “Subcontract”). However, we do not make any payments to, or receive any payments from, Banco Popular under the Subcontract (although we are required under the Subcontract to reimburse Banco Popular for any costs they may incur under the Cash Depot Agreement). Instead, we bill the Puerto Rico Bankers Association (“PRBA”), who pays us directly and the PRBA then separately invoices those depository institutions that use the Cash Depot Services. In order to use the Cash Depot Services, depository institutions must apply through, and be approved by, the quasi-government organization who holds the prime contract with Banco Popular and the PRBA (the “Cash Depot Agreement”) and who ultimately decides who can provide the Cash Depot Services and who has the right to terminate the services as further described below. Banco Popular is one of the 21 depository institutions that receive services from us under the Subcontract, on the same terms and conditions as the other participants, and Banco Popular pays the PRBA for those services.

The Subcontract is effective for so long as the Cash Depot Agreement is in effect. Under the terms of the Subcontract, either party may terminate the subcontract prior to the expiration of the Subcontract by giving the other party advance notice. However, under the Merger Agreement, Popular agreed that until the termination of the ISO Agreement, the Master Services Agreement or the assignment of the Cash Depot Agreement, Popular will cause Banco Popular to not terminate the Cash Depot Agreement or take any action that would deprive us of the economic benefit that we derive from the Cash Depot Agreement. In addition, the quasi-government organization that is a party to the Cash Depot Agreement may terminate the Cash Depot Agreement and thereby cause the termination of the Subcontract upon advance notice or upon the occurrence of certain triggering events, one of which is a material change in the ownership, management and/or operations of Banco Popular and/or EVERTEC. The quasi-government organization that is a party to the Cash Depot Agreement waived triggering events that may have arisen in connection with the Merger and our subsequent registered public offerings. Furthermore, the quasi-government organization confirmed that future issuances and/or transfers of stock of the Company would not constitute a triggering event so long as such transaction or series of related transaction does not result in a person or group of persons acting in concert (i) acquiring beneficial ownership of 25% or more of the Company’s common stock or (ii) acquiring 25% or more of the voting power of the Company’s equity securities.

For the fiscal year ended December 31, 2013, we recorded revenue of approximately $1.6 million under this subcontract.

Amended Leases

In connection with the Merger, we and Banco Popular entered into the Third Amendment to the Master Lease Agreement governing the premises leased by us at the Cupey Center for use as its headquarters. As amended, the initial term of the lease expires on March 31, 2015, but can be renewed at our option for up to four additional five-year terms. The annual rent under the lease is approximately $5.3 million (including estimated operating expenses). We have a right of first refusal over substantially all of the leased premises in the event that Banco Popular desires to sell the property.

Consulting Agreements

In connection with the Merger, Holdings and EVERTEC Group entered into consulting agreements with each of Apollo Management and Popular pursuant to which Holdings and EVERTEC Group received certain advisory services.

For the fiscal year ended December 31, 2013 (excluding the termination fee described below), EVERTEC, Inc. paid $1.9 million to Apollo Management and $1.7 million to Popular under the consulting agreements.

On April 17, 2013, in connection with our initial public offering, EVERTEC entered into a termination agreement with Holdings, EVERTEC Group and Popular and a termination agreement with Holdings, EVERTEC Group and Apollo Management that terminated the above-referenced consulting agreements. The consulting agreements were terminated in their entirety upon payment of termination fees of approximately $8.5 million to Apollo Management and $8.2 million to Popular, in each case plus any unreimbursed expenses payable in accordance with the terms of the termination agreements.

Venezuela Transition Services Agreement

In connection with the transfer of Tranred (then known as EVERTEC Venezuela) and the assignment of all the assets and liabilities related to Tranred’s business, we entered into a transition services agreement with Popular and Tranred (as amended, the “Venezuela Transition Services Agreement”) pursuant to which we agreed to provide certain services to Tranred for approximately 12 months from the closing of the Merger. These services include the operation of certain transaction authorization and credit card processing applications on behalf of

Tranred and certain IT professional services, including maintenance services, relating to various accounting and back-office applications. Tranred and Popular agreed to indemnify us and our affiliates and other related parties for, among other things, certain losses related to any material breach by Popular and Tranred of the Venezuela Transition Services Agreement (including any violation regarding their obligations to comply with international trade and other laws).

The Venezuela Transition Services Agreement was amended on March 9, 2012 to extend the term to December 31, 2013 and provide for a 10% increase in the fees charged by us. On July 31, 2013, in connection with Popular’s sale of Tranred, EVERTEC Group, Popular and Tranred terminated the Venezuela Transition Services Agreement.

For the fiscal year ended December 31, 2013, we were paid approximately $1.3 million by Popular under the Venezuela Transition Services Agreement.

Virgin Islands Services Agreement

We entered into a Virgin Islands Services Agreement whereby Banco Popular provides our Merchant Acquiring business with the services that are provided by the Virgin Islands employees that Banco Popular did not transfer to us under in connection with the Merger. The term of the Virgin Islands Services Agreement continues until three years following the closing of the Merger and thereafter will be automatically renewed for successive one year periods unless written notice of non-renewal is given at least 30 days in advance by either party. The Virgin Islands Services Agreement provides for termination by (1) us at any time upon giving at least 30 days advance written notice and (2) Banco Popular in the event we fail to pay a material undisputed invoiced amounts. In addition, Banco Popular is permitted to terminate the Virgin Islands Services Agreement upon the satisfaction of the Popular Termination Condition (as applicable to the Virgin Islands Services Agreement).

For the fiscal year ended December 31, 2013, we paid approximately $0.6 million to Banco Popular under the Virgin Island Services Agreement.

Stockholder Agreement

In connection with the Merger, Holdings entered into a Stockholder Agreement with Popular, Apollo and the other stockholders of Holdings, which was amended and restated in connection with the reorganization of the Company (pursuant to which the Company, Holdings, Apollo, Popular and each of the holders of then outstanding shares of Class B Non-Voting Common Stock of Holdings entered into a stock contribution and exchange agreement whereby each of the then outstanding shares of common stock of Holdings was contributed to the Company in exchange for the same number and class of shares of our common stock) and which is now an agreement among the Company, Popular, Apollo and certain of our other stockholders. Prior to the completion of our initial public offering, we entered into an amendment to the Stockholder Agreement. The Stockholder Agreement, as amended, among other things, sets forth certain rights and restrictions with respect to our Common Stock. On June 30, 2013, we entered into a Second Amendment to the Stockholder Agreement to, among other things, allow our Board to fill vacancies on the Board, provided that any person chosen to fill such vacancy shall be selected in accordance with the provisions of the Stockholder Agreement. On November 13, 2013, we entered into a Third Amendment to the Stockholder Agreement to, among other things, facilitate the use of 10b5-1 plans by the management holders. The description below is a summary of the terms of the Stockholder Agreement, as amended.

For purposes of the following summary, as of the Record Date, Popular owns 14.9% of our Common Stock outstanding. Apollo no longer owns any of our Common Stock and therefore its rights and obligations under the Stockholder Agreement terminated in accordance with the terms of the Stockholder Agreement.

Director Nomination Rights

Our Board is currently comprised of seven directors, with two vacancies. Messrs. Junquera and Rivera and Mrs. Loubriel were originally nominated to the Board by Popular under its director nominee rights granted by the Stockholder Agreement. Messrs. D’Angelo, Schumacher and Ross were originally nominated to the Board by Apollo under its director nominee rights granted by the Stockholder Agreement. Peter Harrington has been the management director since 2013 and shall continue to be the management director for so long as he holds the office of CEO of EVERTEC Group, after which time the individual holding the office of chief executive officer of EVERTEC Group will become the management director. The Stockholder Agreement provides that, subject to applicable law and to certain adjustments, Apollo will have the right to nominate five members of our Board and Popular will have the right to nominate three members to our Board, in each case for so long as Apollo or Popular, as the case may be, owns, together with its affiliates, 25% or more of the then outstanding voting Common Stock (the “25% board right”). In addition, for so long as Apollo or Popular, as the case may be, owns, together with its affiliates, more than 10% but less than 25% of our then outstanding Common Stock, it will have the right to nominate two members of our Board (the “10% board right”). Similarly, for so long as Apollo or Popular, as the case may be, owns, together with its affiliates, more than 5% but less than 10% of our then outstanding Common Stock, it will have the right to nominate one member of our Board (the “5% board right”). In addition, if there are any vacancies on our Board as a result of the aggregate number of our directors that Apollo and Popular have the right to nominate pursuant to the Stockholder Agreement being less than eight, then a committee consisting of our entire Board (other than any directors who are to be replaced because either Apollo or Popular has lost the right to nominate such director) has the right to nominate the individuals to fill such vacancies, which nominees must be reasonably acceptable to each of Apollo and Popular for so long as it owns, together with its affiliates, at least 5% of our outstanding Common Stock. Our Stockholder Agreement further clarifies that it does not eliminate the right of stockholders holding a majority of our outstanding Common Stock to remove any such director with or without cause or the right of any of our stockholders to nominate a person for election as a director (whether to fill a vacancy or otherwise) at any meeting of the stockholders in accordance with applicable law, our Charter and our By-Laws.

Popular has agreed to vote all of its shares of our Common Stock and to take all other actions within its control to cause the election of directors nominated in accordance with the Stockholder Agreement. Similarly, we have agreed to take all actions within our control necessary and desirable to cause the election of directors nominated in accordance with the Stockholder Agreement.

Except for certain exceptions described in the Stockholder Agreement, and subject to applicable law, directors may only by removed and replaced by the stockholder having the right to nominate such director. The Stockholder Agreement also provides that we will, at all times, cause the EVERTEC Group Board and the board of directors of Holdings to be comprised of the same individuals as our Board.

Quorum Rights

The Stockholder Agreement provides that a quorum for the transaction of business at any meeting of the stockholders consist of (1) stockholders holding a majority of our outstanding Common Stock and entitled to vote at such meeting and (2) each of Apollo and Popular, for so long as it owns, together with its respective affiliates, 20% or more of our outstanding Common Stock; provided, that, if a stockholder meeting is adjourned for lack of a quorum due to Apollo or Popular failing to attend such meeting, a quorum at a reconvened meeting of the stockholders (with the same agenda as the adjourned meeting) shall not require the presence of Apollo or Popular, as applicable , in each case, as long as a stockholders holding a majority of our outstanding Common Stock and entitled to vote at such meeting are in attendance at such reconvened meeting.

The Stockholder Agreement provides that a quorum for the transaction of business at any meeting of the Board consist of (1) a majority of the total number of directors then serving on the Board and (2) at least one director nominated by each of Apollo and Popular, for so long as it owns, together with its respective affiliates, 5% or more of our outstanding Common Stock; provided, that, if a Board is adjourned for lack of a quorum due to Apollo’s or Popular’s director nominees failing to attend such meeting, a quorum at a reconvened meeting of the Board (with the same agenda as the adjourned meeting) shall not require the presence of the Apollo and Popular director nominees, in each case, as long as a majority of the directors then in office are in attendance at such reconvened meeting.

Additional Stockholder Rights

Each of Apollo and Popular has the right, for so long as it owns, together with its affiliates, 20% or more of our outstanding Common Stock, to approve certain corporate actions before we may take such actions. Among the corporate actions requiring Apollo’s and Popular’s prior approval are: (1) amending the organizational documents of us or any of our subsidiaries; (2) issuing equity of us or any of our subsidiaries, subject to certain exceptions; (3) acquiring or disposing of significant assets; (4) incurring debt for borrowed money under certain circumstances; (5) entering into or amending certain significant contracts; (6) entering into certain related party transactions; (7) materially changing the terms and conditions of the management long-term compensation plan.

In addition, for so long as Apollo and Popular owns, together with its affiliates, 10% or more of our then outstanding Common Stock and has the right to nominate at least one director, the approval of at least one director nominated by Apollo or Popular (as applicable) shall be necessary, to approve (i) any issuance of preferred stock of us or any of our subsidiaries (other than the issuance of preferred stock by one of our wholly owned subsidiaries to us or another of our wholly owned subsidiaries) and (ii) any transfer of equity in Holdings or EVERTEC Group, in each case subject to certain exceptions.

Apollo, Popular and certain of their transferees are also entitled to information rights and inspection rights, in each case for so long as it satisfies certain ownership thresholds set forth in the Stockholder Agreement.

In addition, the Stockholder Agreement grants certain demand registration rights to Apollo, Popular and certain of their transferees and piggyback registration rights to each stockholder, subject to customary cutbacks. Under the Stockholder Agreement, EVERTEC, Inc. has agreed to assume certain fees and expenses associated with registration. The Stockholder Agreement contains customary provisions with respect to registration proceedings, underwritten offerings, and indemnity and contribution rights.

Registration Rights

The Stockholder Agreement grants each of Apollo and Popular the right to request up to four registrations under the Securities Act on Form S-1 (or any successor form) or similar long-form registration statement (each, a “Long-Form Registration”) of all or any portion of the shares of our Common Stock beneficially owned by the requesting holder if the shares to be sold in any such registration (including piggyback shares and before deduction of any underwriting discounts) reasonably are expected to exceed $75.0 million, subject to cutbacks. The requesting holder may request that any such Long-Form Registration be an underwritten offering, and no registration shall count as one of the requesting holder’s four permitted Long-Form Registrations, unless such registration (i) has become effective and (ii) includes at least 75% of the shares of our Common Stock sought by the requesting holder to be included in such Long-Form Registration.

The Stockholder Agreement also grants each of Apollo and Popular the right, at any time after we are eligible to file a registration statement on Form S-3, to request an unlimited number of registrations under the Securities Act on Form S-3 (or any successor form) or any similar short form registration statement (each, a “Short-Form Registration”) of all or any portion of the shares of our Common Stock beneficially owned by the requesting holder if the shares to be sold in any such Short-Form Registration (including piggyback shares and before deduction of any underwriting discounts) reasonably are expected to exceed $50.0 million, subject to cutbacks. The requesting holder may request that any such Short-Form Registration be an underwritten offering.

The Stockholder Agreement obligates us, at any time after the one year anniversary of our initial public offering, to use commercially reasonable efforts to file, no later than 45 days following any written request from Apollo or Popular, a registration statement on Form S-3 (or any successor form) or any similar short-form registration statement (the “Form S-3 Shelf”) for an offering to be made on a delayed or continuous basis covering the resale of shares of our Common Stock. Following the effectiveness of the Form S-3 Shelf, Apollo and Popular may request unlimited shelf-takedowns if the total offering price of the shares to be sold in such offering (including piggyback shares and before deduction of underwriting discounts) reasonably is expected to exceed $25.0 million.

Whenever we propose to register any shares of our Common Stock, each holder of shares of our Common Stock party to the Stockholder Agreement has the right to request that shares beneficially owned by such holder be included in such registration, subject to cutbacks. Under the Stockholder Agreement, we have agreed to pay the fees and expenses associated with registration (excluding discounts and commissions and other selling expenses payable by the selling holders). The Stockholder Agreement contains customary provisions with respect to registration proceedings, underwritten offerings, and indemnity and contribution rights. In 2013, the Company paid $12.6 million in fees and expenses for registrations of our Common Stock in accordance with Stockholder Agreement.

Transfer Restrictions

Subject to certain exceptions set forth in the Stockholder Agreement, without the prior written consent of each of Apollo and Popular for so long as it owns, together with its affiliates, at least 5% of our then outstanding Common Stock, none of the parties to the Stockholder Agreement may sell shares of our Common Stock representing 20% or more of the total number of outstanding shares of our Common Stock at the time of such sale directly to certain transferees previously identified by Popular to the other parties to the Stockholder Agreement.

The members of our management who are party to the Stockholder Agreement are also subject to certain restrictions set forth in the Stockholder Agreement, but can generally sell their shares of Common Stock pursuant to a registered public offering or pursuant to Rule 144 under the Securities Act.

Additional Restrictions

The Stockholder Agreement contains a covenant restricting us and our subsidiaries from engaging in any business (including commencing operations in any country in which they do not currently operate), subject to certain exceptions, if such activity would reasonably require Popular or an affiliate of Popular to seek regulatory approval from, or provide notice to, any bank regulatory authority. This covenant will remain in effect for so long as the activities and investments of us and our subsidiaries are subject to restrictions under the Bank Holding Company Act of 1956, as amended, because of Popular’s and/or its affiliates’ ownership of our Common Stock.

The Stockholder Agreement also provides that the adoption of any stockholder rights plan, rights agreement or other form of “poison pill” which is designed to or has the effect of making an acquisition of large holdings of the Common Stock more difficult or expensive must be approved by a majority of our Board and approved by at least one director nominated by each of Apollo and Popular (or certain of their respective transferees) in each case for so long as Apollo or Popular, as the case may be (or certain of their respective transferees) owns, together with its affiliates, 5% or more of our outstanding Common Stock.

Certain Provisions Particular to Management Holders

We have the right to purchase all of our Common Stock (and options and warrants exercisable for our Common Stock) beneficially owned by any of our stockholders who is employed by or who serves as a consultant or director for us or any of our subsidiaries upon such stockholder (1) ceasing to be employed by us or any of our subsidiaries for any reason or (2) experiencing a bankruptcy event. Subject to tolling under certain circumstances set forth in the Stockholder Agreement, we must exercise this repurchase right within twelve months following the date on which such stockholder ceases to provide services to us or our subsidiaries. We may designate this repurchase right to Apollo, Popular or any complete rights transferee.

The Stockholder Agreement also provides that each such stockholder party to such agreement (other than Messrs. White and Lipman) is subject to certain non-solicitation and non-competition restrictions which remain in effect until the stockholder ceases to be employed by us or any of our subsidiaries.

Under the Stockholder Agreement, the restrictions described in the paragraph above do not apply to Apollo, Popular or any of their respective affiliates.

Assignment of Rights

Subject to certain limitations set forth in the Stockholder Agreement, Apollo and Popular may assign the stockholders meeting quorum, 10% board right, 5% board right and up to two long form demand registration rights to any person to whom Apollo or Popular, as the case may be, transfers 20% of more of the shares of our Common Stock held by Apollo or Popular as of the date of the Stockholder Agreement. Such transferee can in turn assign such rights to any person to whom it transfers 100% of the shares of Common Stock acquired by it in connection with the assignment in part to pursuant to which it became a partial rights transferee. Such transferees are also entitled to certain other rights set forth in the Stockholder Agreement (including the registration rights, information rights and inspection rights described above) upon becoming a party thereto.

Certain Underwriting Fees Paid in Connection with the Registration of our Common Stock

We paid to each of Apollo Global Securities, LLC, an affiliate of Apollo Management, and Popular Securities, Inc., an affiliate of Popular, $791,725 for underwriting fees in connection with our Initial Public Offering. At the time, each of Apollo and Popular owned more than 10% of our outstanding Common Stock and more than 10% of Apollo Global Securities, LLC and Popular Securities, Inc., respectively.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table provides certain information regarding the beneficial ownership of our Common Stock as of the Record Date, by:

•	Each person or group who beneficially owns more than 5% of our Common Stock; and

•	Each of our directors as of the Record Date, each of our NEOs in the Summary Compensation Table and all of our current executive officers and directors as a group.

The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities in which he has no economic interest.

Except as otherwise indicated by footnote, (i) the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them; (ii) applicable percentage of beneficial ownership is based on 78,381,126 shares of Common Stock outstanding on the Record Date; and (iii) the address of each beneficial owner listed in the following table is c/o EVERTEC, Inc., Road 176, Km. 1.3, San Juan, Puerto Rico 00926.

	Shares beneficially owned
Name of beneficial owner	Shares	Percent
Popular, Inc.(1)	11,654,803	14.9%
FMR LLC(2)	5,988,462	7.6%
Glenview Capital Management, LLC(3)	4,414,000	5.6%
Steadfast Capital Management LP(4)	3,988,900	5.1%
Peter Harrington(5)	280,988	*
Juan J. Román(6)	245,753	*
Carlos Ramírez(7)	235,276	*
Miguel Vizcarrondo(8)	209,005	*
Eduardo Camargo(9)	—	*
Frank G. D’Angelo(10)	10,000	*
Jorge Junquera(11)	—	—
Teresita Loubriel(12)	—	*
Néstor O. Rivera(11)	—	—
Scott I. Ross	—	—
Alan H. Schumacher(12)	—	*
Directors and executive officers as a group (12 persons)(13)	1,048,305	1.3%

*	Less than one percent.
(1)	Based on information reported by Popular on Schedule 13G filed with the SEC on February 13, 2014. Popular disclaims beneficial ownership of all shares of Common Stock held of record or beneficially owned by it except to the extent of its pecuniary interest therein. The address of Popular is 209 Muñoz Rivera Avenue, Hato Rey, Puerto Rico 00918.
(2)

Based on information reported by FMR LLC on Schedule 13G filed with the SEC on February 14, 2014, consists of (i) 2,626,310 shares of Common Stock beneficially owned by Fidelity Management & Research Company (“Fidelity”) in its capacity as an investment adviser; (ii) 1,607,172 shares of Common Stock beneficially owned by Fidelity SelectCo, LLC (“SelectCo”), in its capacity as an investment adviser; (iii) 49,026 shares of Common Stock beneficially owned by Pyramis Global Advisors, LLC (“PGALLC”), in its capacity as an investment adviser; and (iv) 1,705,954 shares of Common Stock beneficially owned by Pyramis Global Advisors Trust

Company (“PGATC”), in its capacity as an investment manager of institutional accounts. Fidelity and SelectCo are wholly-owned subsidiaries of FMR LLC, a parent holding company. PGALLC and PGATC are indirect wholly-owned subsidiaries of FMR LLC. Edward C. Johnson 3d, Chairman of FMR LLC, and members of his family, directly or through trusts, own approximately 49% of the voting power of FMR LLC. FMR LLC reported sole voting power with respect to 1,754,980 and shares of Common Stock sole dispositive power over all shares of Common Stock beneficially owned. FMR LLC lists its address as 245 Summer Street, Boston, Massachusetts 02210.
(3)	Based on information reported by Glenview Capital Management, LLC (“Glenview”) on Schedule 13G filed with the SEC on December 19, 2013. Each of Glenview and Lawrence M. Robbins, the Chief Executive Officer of Glenview, may be deemed the beneficial owner of 4,414,000 shares of Common Stock. This amount consists of: (A) 147,573 shares of Common Stock held for the account of Glenview Capital Partners; (B) 1,671,768 shares of Common Stock held for the account of Glenview Capital Master Fund; (C) 777,905 shares of Common Stock held for the account of Glenview Institutional Partners; (D) 1,079,795 shares of Common Stock held for the account of Glenview Offshore Opportunity Master Fund; and (E) 736,959 shares of Common Stock held for the account of Glenview Capital Opportunity Fund. Glenview lists its address as 767 Fifth Avenue, 44th Floor, New York, New York 10153.
(4)	Based on a Schedule 13G filed with the SEC on January 13, 2014 by Robert S. Pitts, Jr., Steadfast Capital Management LP (“Steadfast Management”), Steadfast Advisors LP (“Steadfast Advisors”), Steadfast Capital, L.P. (“Steadfast Capital”), American Steadfast, L.P. (“American Steadfast”), and Steadfast International Master Fund Ltd. (the “Offshore Fund”) (collectively, the “Steadfast Affiliates”). Mr. Pitts (beneficial owner of 3,988,900 shares of Common Stock) is the managing member of Steadfast Management (beneficial owner of 3,808,894 shares of Common Stock) and Steadfast Advisors (beneficial owner of 180,006 shares of Common Stock). Steadfast Advisors has the power to vote and dispose of the securities held by Steadfast Capital (beneficial owner of 180,006 shares of Common Stock). Steadfast Management has the power to vote and dispose of the securities held by American Steadfast (beneficial owner of 1,419,256 shares of Common Stock) and the Offshore Fund (beneficial owner of 2,389,638 shares of Common Stock). The Offshore Fund lists its address as c/o Appleby Trust (Cayman) Ltd., Clifton House, 75 Fort Street, P.O. Box 1350, George Town, Grand Cayman KY1-1108. The other Steadfast Affiliates list their address as 450 Park Avenue, 20th Floor, New York, New York 10022.
(5)	Includes (i) 0 shares of Common Stock; (ii) 272,404 vested and exercised stock options, (iii) and 8,584 shares of restricted shares.
(6)	Includes (i) 30,000 shares of Common Stock; and (ii) 215,753 vested and exercised stock options.
(7)	Includes (i) 7,000 shares of Common Stock; and (ii) 228,276 vested and exercised stock options.
(8)	Includes (i) 26,800 shares of Common Stock and (ii) 182,205 vested and exercised stock options.
(9)	Does not include 150,000 shares of Common Stock issuable upon the exercise of stock options that remain subject to vesting.
(10)	Shares beneficially owned by Mr. D’Angelo do not include 3,075 shares of Common Stock issuable upon the settlement of restricted stock units held by Mr. D’Angelo that are scheduled to vest on September 9, 2014, provided that Mr. D’Angelo is providing services to the Company on such date.
(11)	Messrs. Junquera and Rivera are each officers and/or directors of Popular. To the extent that Messrs. Junquera and Rivera may be deemed to be the beneficial owner of shares beneficially owned by Popular, each of them disclaims beneficial ownership of any such shares.
(12)	Shares beneficially owned by Ms. Loubriel and Mr. Schumacher do not include 3,029 shares of Common Stock issuable upon the settlement of restricted stock units held by each of Ms. Loubriel and Mr. Schumacher that are scheduled to vest on August 7, 2014, provided that each of Ms. Loubriel and Mr. Schumacher, respectively, is providing services to the Company on such date.
(13)	Does not include 569,537 shares of Common Stock issuable upon exercise of stock options that will remain subject to vesting.

Compensation Committee Interlocks and Insider Participation

For the fiscal year ended December 31, 2013, compensation-related decisions with respect to our NEOs were made by our Board and the EVERTEC Group Board, the members of which include Mr. Ross, who is a partner and officer of certain affiliates of Apollo, which acquired an approximately 51% indirect ownership interest in us as part of the Merger, but no longer owns any of our Common Stock, see “Certain Relationships and Related Transactions—Related-Party Transactions in Connection with the Closing of the Merger—Merger Agreement.” Other than Mr. Harrington, who serves as our President and CEO, none of our directors has ever been one of our officers or employees. In 2013, none of our directors had any relationship that requires disclosure by us under the SEC rules related to certain relationships and related party transactions. During 2013, none of our executive officers served as a member of the compensation committee of another entity, any of whose executive officers served on our Board, and none of our executive officers served as a director of another entity, any of whose executive officers served on our Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, or “Section 16(a),” requires that directors, executive officers, and persons who own more than ten percent of any registered class of a company’s equity securities, or “reporting persons,” file with the SEC initial reports of beneficial ownership and report changes in beneficial ownership of Common Stock and other equity securities. Such reports are filed on Form 3, Form 4 and Form 5 under the Exchange Act, as appropriate. Reporting persons holding the Company’s stock are required by the Exchange Act to furnish the Company with copies of all Section 16(a) reports they file.

To the Company’s knowledge, based solely on the Company’s review of copies of these reports, and written representations from such reporting persons, the Company believes that all filings required to be made by reporting persons holding the Company’s stock were timely filed for the fiscal year ended December 31, 2013 in accordance with Section 16(a).

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Overview

The Audit Committee and the Board intend to appoint PricewaterhouseCoopers LLP as the independent public auditors of the Company for the fiscal year 2014.

Neither the Charter nor our By-Laws require that the stockholders ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors. If the stockholders do not ratify the appointment, the Audit Committee and the Board will reconsider whether or not to appoint PricewaterhouseCoopers LLP, but may nonetheless appoint such independent auditors. Even if the appointment is ratified, the Audit Committee and the Board, in their discretion, may change the appointment at any time during the year if they determine that such change would be in the best interests of the Company and its stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. Stockholders will also have an opportunity to ask PricewaterhouseCoopers LLP questions at the meeting.

Recommendation of the Board of Directors

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

Report of the Audit Committee

Our Audit Committee acts pursuant to a written charter (as amended and restated) adopted by the Board, a copy of which is available free of charge on the Company’s website at www.evertecinc.com in the “Investor Relations” section under the headings “Corporate Information” and “Governance Documents.” Currently the Audit Committee is comprised of three directors: Mr. Schumacher, who is the Chairman; Mr. D’Angelo; and Mrs. Loubriel. The Board has determined that two of the directors qualify as an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K, and that all of the directors are independent, as defined in Rule 10A-3 of the Exchange Act and under the NYSE rules. As of the Record Date, the committee complies with the NYSE rules by being comprised entirely of independent directors. Pursuant to our Audit Committee Charter, our Audit Committee must consist of at least three board members who must meet at least four times a year, including once every fiscal quarter, as well as on an as-needed basis. The Audit Committee met seven times during the fiscal year ended December 31, 2013.

The Audit Committee assists the Board in its oversight of our financial reporting process, internal controls over financial reporting, as well as our internal and external audit processes, independent registered public accounting firm’s qualifications and performance of the internal audit function. The Audit Committee also is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm and the establishment of procedures for handling complaints.

In the performance of its oversight function, the Audit Committee has considered and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2013—including critical accounting policies, reasonableness of significant estimates and judgment and financial statements disclosures—with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm.

The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by AU Section 380 (Statement on Auditing Standards No. 114), Communications with those Charged with Governance (SAS 114), and the Public Company Accounting Oversight Board Standard No. 16 regarding “Communication with Audit Committee.” In addition, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence. The Audit Committee has also considered whether the provision of non-audit services by the independent registered public accounting firm to us is compatible with maintaining the auditors’ independence.

The members of the Audit Committee are not engaged professionally in the practice of auditing or accounting and are not employees of the Company. The Company’s management is responsible for its accounting, financial management and internal controls. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct auditing or accounting reviews or procedures to set auditor independence standards.

Based on the Audit Committee’s consideration of the audited consolidated financial statements and the discussions referred to above with management and the independent registered public accounting firm, and subject to the limitations on the role and responsibilities of the Audit Committee set forth in the charter and those discussed above, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report for filing with the SEC.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

THE AUDIT COMMITTEE

Alan H. Schumacher, Chairman

Frank G. D’Angelo

Teresita Loubriel

Principal Accounting Fees a nd Services

The following table presents the aggregated fees billed for professional services provided by PricewaterhouseCoopers LLP to EVERTEC for each of the periods presented below:

	Year ended December 31,
	2013	2012
	(Dollar amounts in thousands)
Audit Fees	$1,636	$1,675
Audit-Related Fees	995	984
Tax Fees	25	242
All Other Fees	382	538

	$3,038	$3,443

Audit Fees. This category includes fees and expenses related to the audit of our annual financial statements and the effectiveness of our internal controls over financial reporting. This category also includes the review of financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by the independent auditors in connection with regulatory filings or engagements, consultations provided on audit and accounting matters that arose during, or as a result of, the audits or the reviews of interim financial statements, reviews of offering documents and registration statements for debt and issuance of related comfort letters, reviews of acquisition and integration accounting in connection with reviews of business combinations, review of required regulatory filings of financial statements of business acquired, additional audit work necessary for acquired businesses, and the preparation of any written communications on internal control matters.

Audit-Related Fees. This category consists of assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

Tax Fees. This category consists of professional services rendered for tax compliance services and tax advice. The services for the fees disclosed under this category are for technical tax advice and tax compliance services.

All Other Fees. This category consists of fees for services provided by PricewaterhouseCoopers LLP (Transaction Services) other than fees for the services listed in the other categories.

Pre-Approval Policies. Pursuant to the rules and regulations of the SEC, before the Company’s independent public accountant is engaged to render audit or non-audit services, the engagement must be approved by the Company’s Audit Committee or entered into pursuant to the committee’s pre-approval policies and procedures. The policy granting pre-approval to certain specific audit and audit-related services and specifying the procedures for pre-approving other services is set forth in the Amended and Restated Charter of the Audit Committee.

OTHER MATTERS

Stockholder Proposals for 2015 Annual Meeting

Any stockholder who intends to present a proposal at the Company’s 2015 Annual Meeting of Stockholders must ensure that the proposal is received by the Secretary of the Company at Road 176, Km. 1.3, San Juan, Puerto Rico 00926:

•	not later than December 11, 2014, if the proposal is to be considered for inclusion in our proxy statement for the 2015 annual meeting of stockholders proxy materials for that meeting; or

•	on or after January 20, 2015, but no later than February 19, 2015, for any nominations or any other business to be properly brought before the 2015 annual meeting.

Other Business

Management knows of no business to be brought before the Annual Meeting of Stockholders other than that set forth herein. However, if any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters. Even if you plan to attend the meeting in person, please execute, date and return the enclosed proxy promptly. Should you attend the meeting, you may revoke the proxy by voting in person. A postage paid, return-addressed envelope is enclosed for your convenience. Your cooperation in giving this your prompt attention will be appreciated.

By Order of the Board of Directors,

Frank G. D’Angelo	Peter Harrington
Chairman of the Board of Directors	President and Chief Executive Officer

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED, AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

EVERTEC, INC. ROAD 176, KM 1.3. SAN JUAN, PUERTO RICO 00926

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. AST the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. AST the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M73862-P47678 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EVERTEC, INC.

The Board of Directors recommends you vote FOR all nominees in Proposal 1 and FOR Proposal 2:

1.	Election of Directors	For	Against

	1a. Frank G. D’Angelo	☐	☐

	1b. Peter Harrington	☐	☐

	1c. Jorge Junquera	☐	☐

	1d. Teresita Loubriel	☐	☐

	1e. Néstor O. Rivera	☐	☐

	1f. Alan H. Schumacher	☐	☐		For	Against	Abstain

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014.				☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournments or postponements thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting:

The Notice of the 2014 Annual Meeting of Stockholders, the Proxy Statement and the Annual Report are

available at www.proxyvote.com.

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M73863-P47678

EVERTEC, INC.

2014 Annual Meeting of Stockholders

May 20, 2014 9:00 AM (AST)

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Peter Harrington and Juan J. Román, or either of them, as proxies, each with the full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of EVERTEC, INC. that the undersigned is entitled to vote at the 2014 Annual Meeting of Stockholders to be held at 9:00 AM, Atlantic Standard Time, on Tuesday, May 20, 2014, at the Condado Vanderbilt Hotel - Luchetti Room, 1055 Ashford Avenue, San Juan, Puerto Rico, 00907, and any adjournment or postponement thereof.

The undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting and at any adjournment or postponement thereof. Receipt of the Notice of the 2014 Annual Meeting of Stockholders, the Proxy Statement, in connection with such meeting, and the Annual Report is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held on May 20, 2014.

Meeting Information
	Meeting Type:	Annual Meeting
EVERTEC, INC.	For holders as of:	March 31, 2014
	Date: May 20, 2014	Time: 9:00 AM (AST)
Location: Condado Vanderbilt Hotel
Luchetti Room
1055 Ashford Avenue San Juan, Puerto Rico 00907

EVERTEC, INC. ROAD 176, KM 1.3. SAN JUAN, PUERTO RICO 00926	You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com, scan the QR Barcode on the reverse side, or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

            How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE OF THE 2014 ANNUAL MEETING OF STOCKHOLDERS    PROXY STATEMENT    ANNUAL REPORT

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com, or scan the QR Barcode below.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

                                 1) BY INTERNET:         www.proxyvote.com

                                 2) BY TELEPHONE:     1-800-579-1639

                                 3) BY E-MAIL*:              sendmaterial@proxyvote.com

  *    If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

Please make the request as instructed above on or before May 6, 2014 to facilitate timely delivery.

How To Vote
Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: Go to www.proxyvote.com or from a smart phone, scan the QR Barcode above. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

The Board of Directors recommends you vote FOR all nominees in Proposal 1 and FOR Proposal 2:

1. Election of Directors

1a. Frank G. D’Angelo

1b. Peter Harrington

1c. Jorge Junquera

1d. Teresita Loubriel

1e. Néstor O. Rivera

1f. Alan H. Schumacher

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014.

NOTE: Such other business as may properly come before the meeting or any adjournments or postponements thereof.